Exhibit 10.22

EXECUTION VERSION

CERTAIN MATERIAL (INDICATED BY [***]) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

between

Janssen Pharmaceuticals, Inc.

and

Depomed, Inc.

DATED AS OF JANUARY 15, 2015

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

SCHEDULES

1(a)	Products
1.01(a)	Inventories
1.01(b)	Knowledge of Seller

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

1.01(d)	Records and Data; Pediatric Studies
1.01(f)	Transferred Domain Names
1.01(g)	Transferred Equipment
1.01(h)	Transferred Trademark Rights
1.01(i)	Transferred IP Licenses
1.01(j)	Permitted Liens
2.01(d)	Transferred Governmental Authorizations
2.01(g)	Transferred Contracts
2.04(g)	Certain Litigation
2.05(a)	Retained Legal Proceedings
2.09(c)	Prepaid Items (Allocation)
4.03	Non-Contravention
4.04	Governmental Authorizations (Seller)
4.05(a)	Litigation
4.05(b)	Product Liability Claims
4.06	Compliance with Laws
4.07(a)	Governmental Authorizations (Regulatory Matters)
4.07(g)	FDA Notices
4.08(a)	Contract Matters
4.08(b)	Transferred Contract Matters
4.09(a)	Intellectual Property Matters
4.09(b)	Transferred IP Rights
4.09(f)	[***]
4.11	Limitations on Purchased Assets
4.12	[***]
4.13	Absence of Material Changes
4.15	Taxes
5.04	Governmental Authorizations (Purchaser)
5.05	Brokers (Purchaser)
6.01(c)	Conduct of Business
6.14	Right of Reference
6.20	Seller Returned Goods Policy
6.32	[***]
7.01(f)	Anti-Trust Filings

EXHIBITS

Exhibit A	Seller Closing Deliverables
Exhibit B	Purchaser Closing Deliverables
Exhibit C	[Reserved.]
Exhibit D	Manufacturing Responsibilities Chart
Exhibit E	Johnson & Johnson Universal Calendar, 2015
Exhibit F	Form of Seller’s Officer’s Certificate
Exhibit G	Form of Seller’s Secretary’s Certificate
Exhibit H	Form of Purchaser’s Officer’s Certificate
Exhibit I	Form of Purchaser’s Secretary’s Certificate

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

v

Exhibit J	Form of Bill of Sale
Exhibit K	Form of Assignment and Assumption
Exhibit L	IP Assignments
Exhibit M	Form of Seller FDA Transfer Letters
Exhibit N	Form of Purchaser FDA Transfer Letters
Exhibit O	Form of Long Term Collaboration Agreement
Exhibit P	[Reserved.]
Exhibit Q	[Reserved.]
Exhibit R	Form of API Supply Agreement
Exhibit S	[Reserved.]
Exhibit T	Form of Escrow Agreement
Exhibit U	Form of Financial Statements
Exhibit V	[***]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of January 15, 2015 (the “Effective Date”), by and between Janssen Pharmaceuticals, Inc., a Pennsylvania corporation (“Seller”) and Depomed, Inc., a California corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller, directly and indirectly through certain of its Affiliates, is in the business of researching, developing, manufacturing or having made, marketing, distributing and selling, as the case may be, products (including pharmaceutical drugs) for use by professional health care providers;

WHEREAS, Seller has an exclusive royalty bearing license to commercialize the products set forth on Schedule 1(a) (the “Products”) in the United States, a non-exclusive royalty bearing license to manufacture the Products for commercialization in the United States and a non-exclusive royalty bearing license to conduct certain activities necessary to obtain, and to seek to obtain, regulatory approval of the Products in the United States pursuant to that certain License Agreement (U.S.), effective as of January 13, 2015, by and among Grünenthal GmbH (“Grünenthal”), Seller, and Janssen Research & Development, LLC (the “License”);

WHEREAS, Seller desires to sell (or to cause to be sold), and Purchaser desires to purchase, certain rights and assets related to the Products, including Seller’s rights under the License, and Purchaser is willing to assume certain duties, liabilities and obligations related to the Products, including certain duties, liabilities and obligations under the License, to allow Purchaser to commercialize, manufacture and conduct certain activities necessary to obtain, and to seek to obtain, regulatory approval of the Products in the United States, upon the terms and subject to the conditions set forth herein, the License and in the Ancillary Agreements; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.01          Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounts Payable” shall mean all invoices, bills, accounts payable or other trade payables due and owed to any third party arising on or prior to the Closing Date out of or in connection with developing, commercializing, manufacturing (or having manufactured), packaging, importing, marketing, distributing and/or selling the Products by Seller and the Divesting Entities and any of their respective Affiliates on or prior to the Closing Date.

“Accounts Receivable” shall mean all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or any of its Affiliates arising or held in connection with the sale of the Products on or prior to the Closing Date.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Additional Expenses” shall have the meaning set forth in Section 9.02(c).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.  For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” shall mean this Asset Purchase Agreement, including all Schedules and Exhibits attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Allocation” shall have the meaning set forth in Section 2.08.

“Ancillary Agreements” shall have the meaning set forth in Section 6.07.

“ANDA Litigation” shall mean the Legal Proceedings set forth on Schedule 2.04(g).

“Anti-Trust Filings” shall have the meaning set forth in Section 7.01(f).

“API” shall mean the active pharmaceutical ingredient of the Products.

“Assignment Agreement” shall have the meaning set forth in Section 6.31.

“Assignment and Assumption” shall have the meaning specified in Exhibit A.

“Assumed Liabilities” shall have the meaning set forth in Section 2.04.

“Audit Opinion” shall have the meaning set forth in Section 6.21(b).

“Bill of Sale” shall have the meaning specified in Exhibit A.

“Business” shall mean the business of researching, developing, manufacturing or having made, packaging, importing, marketing, distributing, selling and commercializing the Products, in each of the foregoing cases, in the United States, as conducted by Seller, the Divesting Entities and any of their respective Affiliates.

“Business Books and Records” shall have the meaning set forth in Section 2.01(e), subject to Section 2.03(f).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by law or executive order to close or any other day that Seller or any of the Divesting Entities are closed consistent with the

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Johnson & Johnson Universal Calendar (for illustrative purposes, a copy of the Johnson & Johnson Universal Calendar for the year 2015 is attached hereto as Exhibit E).

“Cap” shall have the meaning set forth in Section 8.06.

“CDAPCA” shall mean the Comprehensive Drug Abuse Prevention and Control Act of 1970.

[***]

“Claim” shall have the meaning set forth in Section 8.03.

“Closing” shall mean the consummation of the Transactions pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.01(a).

“Closing Legal Impediment” shall have the meaning set forth in Section 7.01(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

[***]

[***]

“Competition Laws” shall mean Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade, including the HSR Act.

“Competitive Activity” shall have the meaning set forth in Section 6.15(a).

“Compliant” shall mean, with respect to the Required Information (including the Financial Statements), that (a) such Required Information, when taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which the statement contained in the Required Information is made, not misleading and (b) Seller’s independent registered public accounting firm has not withdrawn any audit opinion with respect to any financial statements contained in the Required Information.

“Confidential Information” shall mean all confidential or proprietary information in the possession of Seller or its Affiliates relating to Purchaser or its Affiliates, the Business, the Products, the Purchased Assets or the Assumed Liabilities, including (a) information and data relating to sales, advertising, manufacturing, packaging, distribution, detailing, marketing, strategic plans, costs, development, commercialization, technology or formulae, (b) without limiting the generality of the foregoing, copies of any Business Books and Records retained pursuant to Section 2.01(e) and (c) Know-How.  “Confidential Information” shall not include any information that (i) was publicly available prior to the date of this Agreement or hereafter becomes publicly available not as a result of any breach of this Agreement by Seller or any of its

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Affiliates (or their Representatives) or (ii) becomes available to Seller or its Affiliates from a Person (other than Seller or any of its Affiliates) that is not subject to any legally binding obligation to Purchaser or any of its Affiliates to keep such information confidential.

“Confidentiality Agreement” shall mean the Confidential Disclosure Agreement, dated as of [***] between Purchaser and Seller, as amended by the Amendment to Confidential Disclosure Agreement, dated as of [***].

“Contract” shall have the meaning set forth in Section 2.01(g).

“Control” shall mean ownership or possession (including through control of an Affiliate or through an agreement with an Affiliate or third party) of the right or ability to assign or to grant a license or sublicense of specified intellectual property rights (such as know-how) without violating the terms of any agreement or other arrangement with any third party.

“Co-Pay Card Discounts” shall have the meaning set forth in Section 6.09(e).

“Covered Action” shall mean any suit, action or proceeding, whether at Law or in equity, whether in contract or in tort or otherwise arising out of, or relating to, the Transactions and (i) involving any Financing Source, (ii) brought against a Party or an Affiliate of such Party by the other Party or an Affiliate of the other Party, or (iii) supported by one Party or an Affiliate of such Party, directly or indirectly, against the other Party or an Affiliate of such other Party.

“CPR Mediation Procedure” shall have the meaning set forth in Section 10.11(a)(i).

“CPR Rules” shall have the meaning set forth in Section 10.11(b)(i).

“CSA” shall mean the Controlled Substances Act.

“Data Room” shall mean the electronic data room containing documents and materials relating to the Purchased Assets as of 8:00 p.m. Eastern Standard Time on January 14, 2015.

“De Minimis Amount” shall have the meaning set forth in Section 8.06.

“DEA” shall mean the United States Drug Enforcement Agency.

“Definitive Financing Agreements” shall have the meaning set forth in Section 6.22(a).

“Deposit” shall mean Five Hundred Million U.S. Dollars ($500,000,000).

“Dispute” shall have the meaning set forth in Section 10.11.

“Divesting Entities” shall mean, collectively, all Affiliates of Seller that have any right, title or interest in, to or under the Purchased Assets.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Effective Date” shall have the meaning set forth in the heading of this Agreement.

“Environmental Laws” shall mean all Laws related to the protection of the environment or human health and safety or the release, presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, monitoring, reuse, treatment, generation, discharge, transportation, processing, production, disposal, leaching, migration, emission or remediation of any contaminant or pollutant, toxic, radioactive or hazardous waste, chemical, substance, material or constituent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Account” shall have the meaning set forth in Section 2.06(a).

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.

“Escrow Agreement” shall mean the Escrow Agreement, dated as of the Effective Date, among Purchaser, Seller and the Escrow Agent, in the form attached hereto as Exhibit T.

“Escrow Amount” means the amount of funds held in the Escrow Account at the time such amount is required to be released in accordance with Section 2.06(a), Section 9.02(b) or Section 9.02(c).

“Escrow Release” shall have the meaning set forth in Section 2.06(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.03.

“FDA” shall mean the United States Food and Drug Administration, and any successor agency having substantially the same functions.

“Financial Statements” shall mean “special purpose combined financial statements” meeting the requirements contained in the SEC Waiver Letter and otherwise presented in substantially the manner set forth on Exhibit U (and all applicable notes), consisting of the audited Statement of Revenues and Expenses as of and for the Fiscal Years ended December 30, 2012, December 29, 2013 and December 28, 2014, the Statement of Assets to be Acquired and Liabilities to be Assumed as of and for the Fiscal Years ended December 29, 2013 and December 28, 2014, and the related footnotes.  The Statement of Assets to be Acquired and Liabilities to be Assumed and the Statement of Revenues and Expenses will be audited by Seller’s independent registered public accounting firm.  If the Marketing Period has commenced prior to, but has not concluded on or by [***], then from and after [***], all references in this definition to “Financial Statements” shall additionally include the Q1 Financials (which such Q1

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Financials, for avoidance of doubt, shall not be audited by Seller’s independent registered public accounting firm).

“Financing” shall mean the financing, in the form of (alone or in combination) a customary bank loan, high yield debt financing, equity-linked financing or equity financing, whether in the form of a registered public offering or non-registered offering, in an aggregate amount sufficient for Purchaser to pay the Purchase Price (less the Escrow Amount delivered to Seller pursuant to the Escrow Release as contemplated by Section 3.01(c)) in order to consummate the Transactions and to pay any related fees and expenses.

“Financing Sources” shall mean the Persons that provide or otherwise enter into agreements to provide Financing in connection with the Transactions, together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns.

“Fiscal Quarter” shall mean a quarterly period based on the Johnson & Johnson Universal Calendar (a copy of which for the year 2015 is attached hereto in Exhibit E).

“Fiscal Year” shall mean a year based on the Johnson & Johnson Universal Calendar (a copy of which for the year 2015 is attached hereto in Exhibit E).

[***]

“Food and Drugs Act” shall mean Federal Food, Drug and Cosmetic Act of 1938, as amended.

“Formalities” shall have the meaning set forth in Section 4.09(b).

“Forward-Looking Statements” shall have the meaning set forth in Section 6.02(c).

“Fundamental Representations” shall mean the representations and warranties (a) of Seller contained in Section 4.01 (Organization), Section 4.02 (Authority; Binding Effect), Section 4.10 (Brokers) and Section 4.11 (Purchased Assets) and (b) of Purchaser contained in Section 5.01 (Organization), Section 5.02 (Authority; Binding Effect) and Section 5.05 (Brokers).

“GAAP” shall mean accounting principles and practices generally accepted in the United States of America, as in effect on the Effective Date.

“Governmental Authority” shall mean any supranational, national, federal, provincial, state or local judicial (including any arbitration panel), legislative, executive or regulatory authority, agency, commission, body or instrumentality, including the FDA, DEA and any comparable agency in any jurisdiction other than the United States, or quasi-governmental, self-regulatory organization, commission, body, authority or agency.

“Governmental Authorizations” shall mean all licenses, permits, clearances, variances, exemptions, Governmental Orders, registrations, certificates and other authorizations,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

consents and approvals required to market or sell the Products in the United States or to carry on the Business under the applicable Laws of any Governmental Authority.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, consent decree, decision, ruling, subpoena, verdict, injunction, stipulation, determination, agreement or award entered, issued, made or rendered by or with any Governmental Authority.

[***]

“Grünenthal” shall have the meaning set forth in the Recitals to this Agreement.

“Health Laws” shall mean any Law the stated purpose of which is to ensure the safety, efficacy and quality of medicines by regulating the quality, identity, strength, purity, safety, efficacy, testing, sale or distribution, sale, import or export, good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing compliance and approval, good manufacturing practices, labeling, advertising, safety surveillance, including the relevant provisions of the CDAPCA, CSA, PPACA, Food and Drugs Act, and applicable regulations promulgated thereunder by the FDA, DEA or other applicable Governmental Authority.

“Highly Confident Letters” shall mean [***] to Purchaser.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts of profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Indemnified Party” shall have the meaning set forth in Section 8.03.

“Indemnifying Party” shall have the meaning set forth in Section 8.03.

[***]

“Infringement” shall mean direct or indirect infringement, misappropriation or other unauthorized use (including unfair trade practice or unfair competition under applicable Law).

“Inventories” shall mean the finished goods inventory of the Products for sale in the United States owned or held for use by Seller or any of its Affiliates on the Closing, as described in general terms on Schedule 1.01(a).

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“IP Assignments” shall have the meaning specified in Exhibit A.

“IP Rights” shall mean all (a) utility and design patents, design registrations, industrial designs, utility models, invention disclosures, certificates of invention and statutory invention registrations, including any and all applications and registrations, provisionals, divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reversions, reexaminations, reissues or additions, of or to any of the foregoing items, and all rights and priorities afforded under any applicable Laws with respect thereto (collectively, “Patents”); (b) Trademark, brand features, domain names, logos, name, service marks, trade names, or goodwill from such, and other distinctive brand features; (c) copyrights, all applications, registrations and renewals therefor, and all code, technical or non-technical documentation, schematics, drawings, hardware designs, diagrams, or implementations, as well as any original works of authorship, including any modifications, additions, or derivative works from an existing work (collectively, “Copyrights”) (d) domain names, and all registrations and pending applications for registrations therefor (collectively, “Domain Names”); and (e) trade secrets, information, marketing know-how, knowledge, data, designs, ideas, concepts, methods, techniques, inventions, discoveries, trade secrets, formulae, compositions, expertise, experimental (whether clinical or not) data and other results of trials, studies or investigations, and processes, whether patented or unpatented, whether copyrighted or copyrightable, and whether or not capable of separate or precise definition or identification, whether acquired through trial and error, experience or other means, including regulatory information submitted to Governmental Authorities, Product specifications, and information relating to the testing (including quality control standards, assay methods and stability studies), storage, manufacturing and use of the Products, or the manufacturing, marketing or sale of the Products (collectively, “Know-How”).

“Judgment” shall mean any judgment, order, writ, injunction, legally binding agreement with a Governmental Authority, stipulation or decree.

“Knowledge of Seller” shall mean the actual knowledge of any of the individuals listed on Schedule 1.01(b), in each case, after due inquiry of such named individual’s files and records and of those employees of Seller who are such named individuals’ direct reports.

“Laws” shall include any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

“Legal Proceeding” shall mean any claim, action, suit, case, litigation, proceeding, investigation, charge, criminal prosecution, judicial, governmental or regulatory investigation, or arbitration, mediation or alternative dispute resolution proceeding.

“Liabilities” shall mean any and all debts, liabilities, costs, guarantees, commitments, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, accrued or not accrued, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability)

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“License” shall have the meaning set forth in the Recitals to this Agreement.

“Licensed Seller Know-How” shall mean, collectively, all Know-How that is owned or controlled by Seller, its Affiliates or a Divesting Entity and that is related to the Business, Products, the Purchased Assets or the Assumed Liabilities and is [***].

“Lien” shall mean, with respect to any property or asset, any lien, security interest, mortgage, pledge, assessment, restriction, adverse claim, levy, charge, hypothecation, easement, restriction, title retention clause, encumbrance or other similar claim of any kind, character or description, whether of record or not, or any contract to give any of the foregoing, in respect of such property or asset.

“Limited License Period” shall have the meaning set forth in Section 6.10(a).

“Long Term Collaboration Agreement” shall have the meaning set forth in Section 6.07.

“Losses” shall mean losses, liabilities, claims, damages, deficiencies, costs, expenses, penalties, assessments, fines, fees, suits, actions, causes of action, judgments, Taxes and awards directly incurred or suffered (and, if applicable, reasonable attorneys’ fees associated therewith).

“Marketing Period” shall mean the first (1st) period of [***] consecutive Business Days (a) commencing on the first (1st) Business Day following the date on which Purchaser has received from Seller the Financial Statements, the Audit Opinion and the Seller Financial Statement Certification and (b) throughout which no Seller Certification has been rescinded or revoked (or is required to be rescinded or revoked pursuant to Section 6.21(b) or Section 6.22(b), as applicable); provided, however, that notwithstanding the foregoing, (i) except as set forth in the final sentence of the third (3rd) paragraph of this definition, in no event shall the Marketing Period commence prior to [***], (ii) the Marketing Period shall end on any earlier date that is the date on which the Financing is consummated and (iii) at Purchaser’s option, the Marketing Period may be extended [***] for a period of up to [***] consecutive Business Days if at any time following the [***] Business Day of the Marketing Period, Purchaser reasonably and in good faith requests additional or updated Required Information that, based on the advice of counsel, is required to be included in a prospectus, offering memorandum or other document or agreement relating to, or otherwise disclosed in connection with, and reasonably required for, the Financing, in order to prevent any statement in such a document, when taken as a whole, from containing any untrue statement of a material fact or from omitting to state any material fact necessary in order to make such statement, in light of the circumstances under which the statement contained in such document is made, not misleading in violation of applicable Laws [***].

Notwithstanding the foregoing, the “Marketing Period” shall be deemed not to have commenced if, on or prior to the completion of such [***] Business Day period (as extended, if applicable),

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(A) Seller shall have publicly announced any intention to restate any material financial information included in the Financial Statements or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until (i) such restatement has been completed and the applicable Financial Statements have been amended and delivered to Purchaser (together with the corresponding Audit Opinion and Seller Financial Statement Certification) or (ii) Seller has announced that it has concluded that no restatement shall be required, and, in the case of the preceding clauses (i) and (ii), the requirements in clauses (a) and (b) in the first paragraph of this definition would be satisfied on the first (1st) day, throughout and on the last day of such new [***] Business Day period (as extended, if applicable) or (B) Seller has rescinded or revoked (or shall be required to rescind or revoke pursuant to Section 6.21(b) or Section 6.22(b), as applicable) a Seller Certification or the Financial Statements would not be Compliant, in each case, at any time during such [***] Business Day period (as extended, if applicable), and in the case of the preceding clause (B), a new [***] Business Day period shall commence upon Purchaser receiving updated Financial Statements, an updated Audit Opinion and/or a new Seller Certification (as applicable), and the requirements in clauses (a) and (b) in the first paragraph of this definition would be satisfied on the first day, throughout and on the last day of such new [***] Business Day period.

Notwithstanding the foregoing, if the Marketing Period has commenced prior to, but has not concluded on or by [***], then the Marketing Period shall be extended by or resumed for (as applicable) an additional [***] Business Days from the later of (1) the date on which Seller has delivered the Q1 Financials and a corresponding Seller Financial Statement Certification to Purchaser or (2) [***].  Notwithstanding the first (1st) sentence of first (1st) paragraph of this definition, if Purchaser has received from Seller the Financial Statements, the Audit Opinion and the Seller Financial Statement Certification on or before [***], then the Marketing Period shall commence on [***].

“Material Adverse Effect” shall mean, with respect to Seller, any Divesting Entity or any of their respective Affiliates, any change, effect, event, circumstance, occurrence or state of facts that is or would reasonably be expected to be materially adverse to (a) the results of operations, condition (financial or otherwise) or the value of the Business, the Products, the Purchased Assets and the Assumed Liabilities, taken as a whole, or (b) the ability of Seller to consummate the Transactions, provided that none of the following changes, effects, events, circumstances, occurrences or states of facts shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) changes or effects in the general business, economic, social, political or legal conditions or the securities, syndicated loan, credit or financial markets; (ii) changes or proposed changes in applicable Law or GAAP (or any applicable accounting standards in any jurisdiction outside the United States) or the enforcement thereof; (iii) changes to Law, that generally affect the industries in which Seller or its Affiliates operate, or any change in governmental or private third party payor reimbursement rules or policies; (iv) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; (v) earthquakes, hurricanes or other natural disasters; (vi) failure to meet projections, estimates, plans or forecasts (it being understood that the facts or occurrences giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect to the extent

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

such facts or occurrences are not otherwise set forth in clauses (i) through (xiii)); (vii) changes or effects that arise out of or are attributable to the negotiation, execution, announcement or pendency of the Transactions or the performance of and compliance with the terms of this Agreement, including any litigation, any reduction in revenues or income, any loss of customers, any disruption in supplier, distributor or similar relationships, in each case, as a result thereof; (viii) changes in the number of competing products in the market(s) in which the Products are sold; (ix) any labor strikes, labor stoppages or loss of employees; (x) currency fluctuations; (xi) changes or effects that arise out of or are attributable to actions or omissions of Purchaser or any of its Affiliates or actions or omissions of Seller or any of its Affiliates and consented to by Purchaser or any of its Affiliates; (xii) any matter disclosed in the Schedules to this Agreement; or (xiii) the reduction or lack of marketing of, field force support for or other similar functions in relation to the Products; except in the cases of clauses (i) and (iii) above, to the extent such change, effect, event, circumstance, occurrence or state of facts has a disproportionate adverse effect on the Business relative to other participants carrying on a similar business in the industry in which the Business operates.

“Material Loss” shall mean any damage or destruction by fire or other casualty of the Transferred Equipment or part thereof that would materially prevent Seller from transferring the Transferred Equipment to Purchaser at Closing or would have a material adverse effect on the Business.

“Morgan Stanley” shall have the meaning set forth in Section 5.07.

“NDC” shall mean National Drug Code.

“Non-Assigned Asset” shall have the meaning set forth in Section 2.02(a).

[***]

[***]

[***]

[***]

“Outside Date” shall mean [***]

[***]

[***]

“Party” shall mean Seller or Purchaser individually, as the context so requires, and the term “Parties” shall mean, collectively, Seller and Purchaser.

“Permitted Liens” shall mean (a) all Liens set forth on Schedule 1.01(j) hereto; (b) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (c) Liens, other than Liens securing indebtedness for borrowed money, that, individually and in the aggregate, do not and would not

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

reasonably be expected to materially detract from the value or impair the use of the property subject thereto or make such property unmarketable; (d) Liens for Taxes not yet due, payable, delinquent or subject to penalties for nonpayment, or which are being contested in good faith through proper proceedings, in each case, with sufficient reserves maintained in accordance with GAAP; and (e) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations that are incurred in the ordinary course of business and are not delinquent.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division, unincorporated organization, or an operating group of any of the foregoing or any other entity or organization, whether governmental or otherwise.

“Pharmaceutical Affiliates” shall mean those Affiliates of Seller that are engaged in the development, manufacture or commercialization of pharmaceutical drugs.

“Plan” shall mean any “pension plans” (as defined under Section 3(2) of ERISA), “welfare plans” (as defined under Section 3(1) of ERISA) or any other employee benefit plan, program or arrangement that is currently or has previously been sponsored, maintained or contributed to by Seller or its ERISA Affiliates.

“Post-Transfer Supply Agreement” shall have the meaning set forth in Section 6.07.

“PPACA” shall mean the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care Education and Reconciliation Act of 2010.

“Preliminary Inventories Statement” shall have the meaning set forth in Section 3.02.

“Products” shall have the meaning set forth in the Recitals to this Agreement.

“Promotional Materials” shall mean all advertising, marketing, market research, training, trade show, sales and promotional media, materials and business plans and reports, if any, relating exclusively to the commercialization of the Products that are in Seller’s, its Affiliates’ or any Divesting Entities’ physical possession or under its or their control.

“Protocol” shall have the meaning set forth in Section 10.11(b)(vi).

“Purchase Price” shall have the meaning set forth in Section 2.06(b).

“Purchased Assets” shall have the meaning set forth in Section 2.01.

“Purchaser” shall have the meaning set forth in the heading of this Agreement.

“Purchaser FDA Transfer Letters” shall mean the letters from Purchaser to the FDA, duly executed by Purchaser, notifying the FDA of the transfer of the rights to the applicable Governmental Authorizations to Purchaser.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Purchaser Indemnitees” shall have the meaning set forth in Section 8.01.

“Purchaser IP Rights” shall mean all IP Rights under Purchaser’s Control as of and at any time following the Effective Date.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 5.03.

[***]

“Purchaser’s Officer’s Certificate” shall have the meaning set forth in Section 7.02(c).

“Purchaser’s Secretary’s Certificate” shall have the meaning set forth in Section 7.02(d).

“Q1 Financials” shall mean “special purpose combined financial statements” (including all applicable notes) consisting of the Statement of Revenues and Expenses for the Fiscal Quarters ended March 30, 2014 and March 29, 2015, and the Statement of Assets to be Acquired and Liabilities to be Assumed as of the Fiscal Quarters ended March 30, 2014 and March 29, 2015, and the related footnotes, relating to the Products, in each case, reviewed by Seller’s independent registered public accounting firm, provided that no review report thereon shall be required.  Such financial statements shall be in the form required to be filed by Purchaser in satisfaction of the requirements of the SEC Waiver Letter, Rule 3-05 and Rule 3-06 of Regulation S-X, in each case, as applicable, Form 8-K of the Exchange Act and for inclusion in a registration statement on Form S-3; provided, however, that such financial statements shall be no greater in scope than those required by the SEC Waiver Letter.

[***]

“Registration Statement” shall have the meaning set forth in Section 5.06(b).

“Regulatory Information” shall mean (a) all correspondence and submissions between Seller or any of the Divesting Entities and any United States Governmental Authority, including the FDA and the DEA, with respect to the Transferred Governmental Authorizations, including any reports, filings, or notices submitted to any Governmental Authority to support, maintain or obtain such Transferred Governmental Authorizations; and (b) records and data from all clinical and pre-clinical studies and trials conducted or being conducted by or on behalf of Seller or any of the Divesting Entities, which concern the Products and are (i) described in the Governmental Authorizations, (ii) the subject of a post-marketing requirement as imposed by the FDA or the subject of a post-marketing commitment to the FDA, or (iii) listed on Schedule 1.01(d).

“Representatives” shall mean, with respect to either Party, such Party’s Affiliates and their respective parents, directors, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants and other agents.

“Required Information” shall have the meaning set forth in Section 6.22(b).

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Restrictive Covenants” shall have the meaning set forth in Section 6.15(a).

“Retained Liabilities” shall have the meaning set forth in Section 2.05.

“Reverse Termination Fee” shall have the meaning set forth in Section 9.02(c).

“SEC” shall have the meaning set forth in Section 6.04.

“SEC Waiver Letter” shall mean the letter, dated as of [***], from the SEC to Purchaser.

“Seller” shall have the meaning set forth in the heading of this Agreement.

“Seller’s Business” shall mean all business activities of Seller and its Affiliates required for (i) performing Seller’s obligations under this Agreement, the Ancillary Agreements and the Post-Transfer Supply Agreement and (ii) researching, developing, manufacturing or having made, marketing, distributing, selling or commercializing Products or API outside the United States.

“Seller Certification” shall have the meaning set forth in Section 6.22(b).

“Seller FDA Transfer Letters” shall mean the letters from Seller to the FDA, duly executed by Seller (and any Affiliate of Seller, as applicable), notifying the FDA of the transfer of the rights to the applicable Governmental Authorizations to Purchasers.

“Seller Financial Statement Certification” shall have the meaning set forth in Section 6.21(b).

“Seller Indemnitees” shall have the meaning set forth in Section 8.02.

“Seller Names” shall mean the names and logos of Seller, the Divesting Entities and all of its and their Affiliates.

“Seller Required Information Certification” shall have the meaning set forth in Section 6.22(b).

“Seller Responsibility Period” shall mean the period through and including the date that is the later of (a) [***] following the Closing and (b) [***]

“Seller’s Officer’s Certificate” shall have the meaning set forth in Section 7.01(c).

“Seller’s Secretary’s Certificate” shall have the meaning set forth in Section 7.01(d).

“Solvent” shall have the meaning set forth in Section 5.08.

“Special Purpose Financial Statements” shall mean the financial statements (including all applicable notes) of Seller required to be filed by Purchaser (including the Q1 Financials and the Stub Period Financial Statements) in satisfaction of the requirements of the

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

SEC Waiver Letter, Rule 3-05 and Rule 3-06 of Regulation S-X, in each case as applicable, Form 8-K of the Exchange Act and for inclusion in a registration statement on Form S-3; provided, however, that such financial statements shall be no greater in scope than those required by the SEC Waiver Letter.

“Statement of Assets to be Acquired and Liabilities to be Assumed” shall mean a statement of the Purchased Assets sold to Purchaser from Seller, specifically the Inventories and Transferred Equipment, and the Assumed Liabilities.

“Statement of Revenues and Expenses” means a statement setting forth all revenues and expenses relating to the sale of the Products in the United States for the period in question.  The Statement of Revenues and Expenses shall include selling, general, and administrative costs associated with the Product revenue and shall exclude corporate overhead, interest, and taxes.

“Stub Period Financial Statements” shall mean the financial statements of Seller for the period beginning on the first day after the last Fiscal Quarter immediately prior to the Closing Date and ending on the Closing Date, required to be filed by Purchaser in satisfaction of the requirements of the SEC Waiver Letter, Rule 3-05 and Rule 3-06 of Regulation S-X, in each case as applicable, Form 8-K of the Exchange Act and for inclusion in a registration statement on Form S-3; provided, however, that such financial statements shall be no greater in scope than those required by the SEC Waiver Letter.

[***]

[***]

[***]

“Tax” or “Taxes” shall mean all taxes, including income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, goods and services, license, payroll, withholding, social security and franchise or other governmental taxes, imposed by any Taxing Authority (including any interest, penalties or additional tax attributable thereto).

“Tax Contest” shall have the meaning set forth in Section 8.04(e).

“Tax Return” shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxing Authority” shall mean any Governmental Authority, exercising any authority to impose, regulate or administer the imposition of Taxes.

“Third Party Claim” shall have the meaning set forth in Section 8.03.

“Third Party Claim Notice” shall have the meaning set forth in Section 8.03.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Threshold Amount” shall have the meaning set forth in Section 8.06.

“Trademarks” shall mean, collectively, trademarks, service marks, trade names, slogans, logos, trade dress or other similar source or origin identifiers (whether statutory or common law, whether registered or unregistered), together with all (a) registrations and applications for any of the foregoing, (b) extensions or renewals thereof, (c) goodwill (if any) connected with use thereof or symbolized thereby, (d) rights and privileges arising under applicable Law with respect to any of the foregoing and (e) all rights corresponding thereto.

“Transaction Documents” shall mean this Agreement, the Ancillary Agreements and the certificates and other documents delivered pursuant hereto or thereto.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities.

“Transfer Taxes” shall mean any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar Tax, fee or charge imposed in connection with the Transactions or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Transferred Contracts” shall have the meaning set forth in Section 2.01(g).

“Transferred Domain Names” shall mean the domain names and addresses set forth on Schedule 1.01(f).

“Transferred Equipment” shall mean the equipment set forth on Schedule 1.01(g).

“Transferred Governmental Authorizations” shall have the meaning set forth in Section 2.01(d).

“Transferred IP Licenses” shall mean the license agreements set forth on Schedule 1.01(i).

“Transferred IP Rights” shall mean the Transferred Domain Names and the Transferred Trademark Rights and, for solely purposes of Section 4.09, the IP Rights licensed or granted under the License.

“Transferred Trademark Rights” shall mean the Trademarks set forth on Schedule 1.01(h), together with all goodwill associated with the foregoing.

“Transition Lots” shall mean those lots of a Product for which Product was partially sold prior to the Closing and partially sold on or after the Closing.

“Transition Plan” shall have the meaning set forth in Section 6.33.

“Transition Team” shall have the meaning set forth in Section 6.33.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Transitional Supply Agreement Form” shall have the meaning set forth in Section 6.07.

“UPC” shall mean Universal Product Code.

[***]

[***]

Section 1.02                             Other Definitional Provisions.

(a)                                 The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                                  The terms “U.S. Dollars” and “$” shall mean lawful currency of the United States of America.

(d)                                 The terms “include,” “includes” and “including” shall mean “including, without limitation.”

(e)                                  When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated.

(f)                                   Time periods based on a number of days within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(g)                                  The term “United States” shall refer to the United States of America and its territories, including Puerto Rico.

ARTICLE II
PURCHASE AND SALE

Section 2.01                             Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause the Divesting Entities to, sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and the Divesting Entities, free and clear of all Liens (other than Permitted Liens), all of Seller’s and the Divesting Entities’ rights, titles and interests in, to or under the properties, rights, interests and assets set forth below (collectively, the “Purchased Assets”):

(a)                                 the Inventories held for sale;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(b)                                 the Transferred IP Rights;

(c)                                  the Transferred Equipment;

(d)                                 the Governmental Authorizations set forth on Schedule 2.01(d) (collectively, the “Transferred Governmental Authorizations”);

(e)                                  subject to Section 6.06 and Section 6.08 (and other than the items set forth in Section 2.03(f)), the following current and historical records and files (whether in hard copy format, electronic format or otherwise) primarily relating to the Products or the Purchased Assets and in the possession of Seller or any of its Affiliates (but excluding records or files not reasonably separable from documents or databases that do not relate exclusively to the Product or the Purchased Assets) and solely to the extent relating to the commercialization of the Products in the United States (including, if applicable, supporting Governmental Authorizations in the United States): (i) supplier and vendor lists, (ii) customer and physician target and detail lists and records, (iii) a list of the distributors for the Products, (iv) pricing lists, history, calculations and submissions for the Products, (v) Promotional Materials, (vi) development, quality control and pharmacovigilance records, (vii) historical sales and marketing data and analyses, and (viii) other business records and information relating exclusively to the Purchased Assets (the foregoing records and documents, collectively the “Business Books and Records”); provided, however, that Seller may retain copies of the Business Books and Records or may retain originals of the Business Books and Records and provide Purchaser with copies in their place; provided, further that with respect to the preceding clause (iv), the Business Books and Records shall exclude any responsive items which are related to government programs identified in the Long Term Collaboration Agreement and for the period of time during which Purchaser did not own the Products (except where the terms of the Long Term Collaboration Agreement expressly provide for the transfer of such items);

(f)                                   the Regulatory Information; provided, however, that Seller may retain copies of the Regulatory Information or may retain originals of the Regulatory Information and provide Purchaser with copies in their place;

(g)                                  contracts, agreements and commitments (each, a “Contract”) set forth on Schedule 2.01(g) and all customer orders for finished goods Products that are outstanding as of the Closing (collectively, the “Transferred Contracts”);

(h)                                 all goodwill associated with the Transferred Trademark Rights; and

(i)                                     all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, to the extent relating to any Assumed Liabilities or Purchased Assets, including rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future Infringement or misappropriation of any Transferred IP Rights.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Section 2.02                             Matters Related to Purchased Assets and Non-Assigned Assets.

(a)                                 Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Contract (other than the License) that is not assignable or transferable without the consent of any Person, other than Seller, Purchaser or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing (each, a “Non-Assigned Asset”); provided, however, that Seller shall use, and shall cause the Divesting Entities to use, both prior to and for [***] after the Closing, commercially reasonable efforts to obtain, and Purchaser shall use its commercially reasonable efforts to assist and cooperate with Seller in connection therewith, all necessary consents to the assignment and transfer of each Non-Assigned Asset; provided, further, that (i) none of Seller, Purchaser or any of their respective Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with such efforts and (ii) to the extent the foregoing shall require any action by Seller or a Divesting Entity that would, or would continue to, affect the Business after the Closing, such action shall require the prior written consent of Purchaser (which consent shall not be unreasonably withheld, condition or delayed).

(b)                                 With respect to any Non-Assigned Asset, for a period beginning on the Closing Date and ending on the earlier of (i) [***] after Closing or (ii) until any requisite consent is obtained and such Non-Assigned Asset is transferred and assigned to Purchaser, Seller shall, and shall cause the Divesting Entities to, use commercially reasonable efforts to provide to Purchaser substantially comparable benefits thereof and shall enforce, at the request of and for the account and benefit of Purchaser, any rights of Seller or the Divesting Entities arising thereunder against any Person, including the right to seek any available remedies or to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. To the extent that Purchaser is provided with benefits of any Non-Assigned Asset, Purchaser shall perform, at the direction of Seller or the applicable Divesting Entity, the obligations of Seller or the Divesting Entity thereunder.  Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Non-Assigned Asset that Purchaser is not receiving the benefit of pursuant to this Section 2.02(b), such Assumed Liability shall be deemed to be a Retained Liability until such Non-Assigned Asset is transferred and assigned to Purchaser; provided, further, that if such Non-Assigned Asset for which Purchaser is receiving the benefit of pursuant to Section 2.02(a) is not transferred and assigned to Purchaser at the time Seller or the applicable Divesting Entity ceases to provide the benefit of such Non-Assigned Asset to Purchaser (as permitted under this Section 2.02(b)) such Assumed Liability relating to the Non-Assigned Assets shall be deemed a Retained Liability.

Section 2.03                             Excluded Assets.  Purchaser acknowledges and agrees that it is not acquiring any right, title or interest in, to or under any of the following assets (collectively, the “Excluded Assets”):

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(a)                                 any cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority;

(b)                                 any Accounts Receivable;

(c)                                  any Contracts of Seller or the Divesting Entities (including all Contracts and arrangements with third party suppliers for the supply of materials, components, processing supplies and packaging obtained for use in the manufacture of the Products), or rights therein or thereunder, other than the Transferred Contracts;

(d)                                 any licenses, permits, registrations, certificates or other authorizations, consents, clearances or approvals of Seller and its Affiliates, other than the Transferred Governmental Authorizations;

(e)                                  any deposits or advance payments with respect to Taxes; any claims, rights and interest in and to any refund or credit of Taxes, in each case, relating to taxable periods ending on or prior to the Closing Date;

(f)                                   (i) the corporate books and records of Seller and its Affiliates that are not Business Books and Records, (ii) all personnel records, (iii) any attorney work product, attorney-client communications and other items protected by attorney-client or similar privilege, (iv) Tax Returns, Tax information, and Tax records related to Seller or its Affiliates and (v) any documents that were received from third parties in connection with their proposed acquisition of the Purchased Assets or the Products or that were prepared by Seller or any of its Affiliates in connection therewith;

(g)                                  any current and prior insurance policies of Seller and its Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(h)                                 any intellectual property or similar rights of Seller or its Affiliates, including Trademarks, domain names, telephone numbers, UPCs or similar rights or properties, other than the Transferred IP Rights;

(i)                                     subject to the terms of any other written agreement between Purchaser and Seller (or any of their respective Affiliates), any intellectual property or similar rights used to manufacture the API;

(j)                                    any real estate owned or leased by Seller or any of its Affiliates;

(k)                                 any rights, claims and credits of Seller or any of its Affiliates relating to any Excluded Asset or any Retained Liability, including any guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Retained Liability;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(l)                                 any tools, molds and equipment used in the manufacture or packaging of the Products and API, other than the Transferred Equipment;

(m)                             any inventories related to the Products, including finished goods inventory of the Product for sale and marketing outside of the United States and materials, components, processing supplies and packaging obtained for use in the manufacture of the API and the Products; in each case other than the Inventories;

(n)                                 all Plans and all employees of Seller, any Divesting Entity or any of their Affiliates;

(o)                                 any other assets, properties or rights of Seller or any of its Affiliates other than the Purchased Assets; and

(p)                                 all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, to the extent related to any Retained Liabilities or Excluded Assets, including rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement or misappropriation of any IP Rights that are not (i) Transferred IP Rights or (ii) IP Rights licensed or granted under the License.

Section 2.04                             Assumption of Certain Obligations.  Upon the terms and subject to the conditions set forth herein, Purchaser agrees, effective at the Closing, to assume and to timely satisfy and discharge the following Liabilities of Seller and its Affiliates relating to the Products and the Purchased Assets, in each case other than the Retained Liabilities (all of the foregoing Liabilities being collectively referred to hereinafter as the “Assumed Liabilities”):

(a)                                 subject to Section 2.04(b), all Liabilities arising solely out of or relating to Legal Proceedings commenced after the Closing, irrespective of the legal theory asserted, arising from the development, commercialization, manufacture, packaging, import, marketing, distribution, sale or use of the Products or the use of the Purchased Assets, in each case, solely to the extent relating to the period of time after the Closing Date (subject to the terms and provisions of the Ancillary Agreements and the Post-Transfer Supply Agreement);

(b)                                 all Liabilities arising out of or relating to products liability claims relating to the Products sold after the Closing, including claims alleging defects in the Products and claims involving the death of or injury to any individual relating to the Products;

(c)                                  all Liabilities to third-party customers, third-party suppliers or other third parties, solely to the extent relating to the Products or the Purchased Assets and ordered in the ordinary course of business (or at the express request of Purchaser) either (i) on or prior to the Closing, but scheduled to be delivered or provided after the Closing, or (ii) after the Closing;

(d)                                 all Liabilities arising out of or relating to any Transferred Contract after the Closing, to the extent relating to the period of time after the Closing Date;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(e)                                  all other Liabilities (excluding Liabilities related to Taxes described in Section 2.05(i) or apportioned to Seller or the Divesting Entity pursuant to Section 2.09) arising out of or relating to the Products or the Purchased Assets, to the extent relating to the period of time after the Closing, including the use, ownership, possession, operation, management, business integration, sale or lease of the Purchased Assets and the sale of any of the Products by Purchaser or its Affiliates, after the Closing Date;

(f)                                   all Taxes apportioned to Purchaser pursuant to Section 2.09;

(g)                                  [***]

(h)                                 all Liabilities arising out of or relating to the return of the Products sold by Purchaser after the Closing.

Section 2.05                             Retained Liabilities.  Seller and its Affiliates shall retain responsibility for the following Liabilities (the “Retained Liabilities”):

(a)                                 Subject to Section 2.05(b), all Liabilities arising out of or relating to Legal Proceedings, except for, subject to Section 2.04(g), Liabilities arising out of or relating to the ANDA Litigation, regardless of when such Legal Proceeding was commenced or made, that arose from the development, commercialization, manufacture, packaging, import, marketing, distribution, sale or use of the Products or the use of the Purchased Assets, in each case, by Seller or its Affiliates prior to Closing (including the Legal Proceedings set forth on Schedule 2.05(a)), provided that, in no event shall Seller or its Affiliates have any liability in respect of actions or omissions of Purchaser or its Affiliates after the Closing (including Purchaser’s or its Affiliates’ commercialization, manufacture, packaging, importation, marketing, distribution, sale or use of the Products or Purchased Assets that were designed or developed on or before the Closing);

(b)                                 all Liabilities arising out of or relating to products liability claims relating to the Products sold prior to Closing (including claims alleging defects in the Products and claims involving the death of or injury to any individual relating to the Products);

(c)                                  all Liabilities to third-party customers, third-party suppliers or other third parties for the Products, materials and services, to the extent relating to the Products or the Purchased Assets, in each case, arising prior to the Closing or relating to the period of time prior to Closing, other than Liabilities referred to in Section 2.04(c);

(d)                                 all Liabilities arising out of or relating to the return of the Products sold by Seller or its Affiliates prior to the Closing;

(e)                                  all Liabilities for any credits or rebates in respect of the Products and all Liabilities arising out of or relating to any recall or post-sale warning in respect of the Products, in each case, sold by Seller or its Affiliates on or prior to the Closing, regardless of whether such Liabilities arose prior to or after the Closing;

(f)                                   all Liabilities to the extent related to the Excluded Assets;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(g)                                  all Liabilities arising out of or relating to any Transferred Contract, to the extent relating to the period of time prior to the Closing;

(h)                                 all Liabilities with respect to (i) any current or former employee or contractor of Seller or any Divesting Entity, or any of their Affiliates, provided such Liabilities relate to such current or former employee or contractor’s service with Seller or any Divesting Entity or (ii) any Plan;

(i)                                     all Liabilities (i) of Income Taxes of Seller or its Affiliates for any period, (ii) of other Taxes of Seller or its Affiliates arising from Seller’s or an Affiliate’s use of the Purchased Assets or operation of the Business prior to the Closing, or (iii) apportioned to Seller under Section 2.09;

(j)                                    all Liabilities related to any Accounts Payable;

(k)                                 all Liabilities for any indebtedness of Seller or its Affiliates;

(l)                                     all intragroup Liabilities of Seller or any Divesting Entity to any of its Affiliates; and

(m)                             other than the Assumed Liabilities, all other Liabilities (excluding Liabilities relating to Taxes, which shall be governed by Section 2.05(i)) arising out of or relating to the Business, the Purchased Assets or the Products, to the extent such Liabilities relate to the period of time prior to the Closing.

Section 2.06                             Purchase Price; Deposit.

(a)                                 Simultaneous with the execution of this Agreement by the Parties (or, if such time is outside of normal banking hours in California on the Effective Date, then promptly upon the opening of banks in California on the next Business Day thereafter), Purchaser shall deliver or cause to be delivered the Deposit, in immediately available funds by wire transfer, to the Escrow Agent in accordance with the Escrow Agreement.  The Deposit shall be held in escrow by the Escrow Agent in accordance with the Escrow Agreement in an interest-bearing account (the “Escrow Account”) until the earlier of (i) the occurrence of the Closing, in which event Purchaser and Seller shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to deliver the Escrow Amount to Seller pursuant to the terms set forth in the Escrow Agreement, which amount shall be credited against the Purchase Price (the “Escrow Release”), (ii) the release of the Escrow Amount to Purchaser pursuant to Section 9.02(b) or (iii) the release of the Reverse Termination Fee to Seller and the release of the remaining Escrow Amount to Purchaser pursuant to Section 9.02(c).  Notwithstanding any provision of this Agreement to the contrary, Seller shall be permitted to terminate this Agreement without any Liability to Purchaser should Purchaser fail to deliver the Deposit to the Escrow Agent in accordance with this Section 2.06(a) within two (2) Business Days of the Effective Date.  Neither Party shall instruct the Escrow Agent to release the Escrow Amount except in accordance with the terms of this Agreement or pursuant to an express, final and non-appealable

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

judgment of a Governmental Authority.  All interest or other earnings on the Escrow Amount shall be taxed to Purchaser.

(b)                                 In consideration of the sale and transfer of the Purchased Assets, Purchaser agrees to pay to Seller at the Closing One Billion Fifty Million U.S. Dollars ($1,050,000,000) (the “Purchase Price”), exclusive of any Transfer Taxes (which shall be apportioned in accordance with Section 2.09), and to assume, satisfy and discharge when due all Assumed Liabilities.  The Purchase Price (less the Escrow Amount released to Seller pursuant to the Escrow Release) shall be paid in immediately available funds by wire transfer, in accordance with written instructions given by Seller to Purchaser not less than two (2) Business Days prior to the Closing Date in cash in U.S. Dollars.  The Purchase Price shall be allocated as described in Section 2.08.

Section 2.07                             Reserved.

Section 2.08                             Allocation of Purchase Price.  Purchaser and Seller will allocate the purchase price (including assumed liabilities) for Tax purposes among the Purchased Assets pursuant to this Section 2.08.  Seller shall prepare and deliver a draft allocation of the purchase price (including assumed liabilities) for Tax purposes among the Purchased Assets (the “Allocation”) to Purchaser within fifteen (15) days following the date hereof.  Seller shall promptly provide Purchaser with any reasonably requested information requested by Purchaser for purposes of reviewing the Allocation.  Purchaser shall be deemed to agree with such draft Allocation unless Purchaser delivers a written dispute notice to Seller within [***] days from the receipt thereof (setting forth in reasonable detail the reason for any objections and any proposed adjustments to the Allocation).  Seller and Purchaser shall, in good faith, cooperate to timely resolve any such dispute.  [***]  Any amendments to the Allocation will be completed in a manner consistent with the preceding sentences of this Section 2.08.  The Parties covenant and agree (a) to report for Tax purposes the allocation of the purchase price (including assumed liabilities) among the Purchased Assets in a manner entirely consistent with the Allocation, as it may be amended upon any adjustment to the calculation of the purchase price (including any assumed liabilities), (b) that the Parties will cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation and will take no position inconsistent with such allocation in the filing of any Tax Return, except upon a final determination by an applicable Taxing Authority and (c) that the Parties will use commercially reasonable efforts to advise each other regarding the existence of any Tax audit, controversy or litigation related to such allocation.

Section 2.09                             Transfer Taxes; Proration of Prepaid Expenses.

(a)                                 All Transfer Taxes payable in connection with the transfer of the Purchased Assets to Purchaser under this Agreement and the Transactions shall be borne and paid [***]

(b)                                 Purchaser and Seller shall cooperate in making and timely filing all Tax Returns as may be required to comply with the provisions of applicable Transfer Tax laws.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(c)                                  The credits, accrued rebates, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items including those set forth on Schedule 2.09(c), shall, to the extent allocable on a pre-Closing and post-Closing basis, be apportioned to Seller based upon the number of days occurring prior to (and including) the Closing Date and be apportioned to Purchaser following the Closing Date during the billing period for each such charge; provided that the foregoing shall not apply with respect to any Tax items or payments.

Section 2.10                             Risk of Loss; Casualty.Prior to the Closing, any loss or damage to the Purchased Assets from fire, casualty or otherwise shall be the sole responsibility of Seller.  Thereafter, any such loss or damage shall be the sole responsibility of Purchaser.

Section 2.11                             Certain Costs.

(a)                                 All out-of-pocket costs and fees payable to a Governmental Authority associated with transferring to Purchaser or one of its Affiliates the Transferred IP Rights and the Transferred Governmental Authorizations for the Products conveyed to Purchaser hereunder shall be borne and paid solely by Purchaser when due; provided, however, that if any such amount shall be incurred by Seller, Purchaser shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller such out-of-pocket costs and fees.

(b)                                 All out-of-pocket costs and expenses associated with removing and moving any Purchased Asset to a location designated by Purchaser shall be borne and paid by Purchaser when due and all Liabilities arising in connection therewith shall be borne by Purchaser; provided, however, that if any amount or Liability should be incurred by Seller in connection with such removing and moving, Purchaser shall, subject to receipt of satisfactory evidence of Seller’s incurrence thereof, promptly pay Seller its reasonable, customary and documented out-of-pocket costs, expenses and Liabilities.

ARTICLE III
CLOSING

Section 3.01                             Closing.

(a)                                 The Closing shall take place no later than three (3) Business Days after the satisfaction or waiver of the conditions precedent to Closing specified in Article VII (other than those conditions that, by their nature, cannot be satisfied until the Closing Date) at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY (including any Persons connected by remote access to the Closing) or at such time and place as the Parties may mutually agree in writing; provided that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), the Closing shall occur instead on the Business Day following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any Business Day during the Marketing Period specified by

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Purchaser to Seller on no less than three (3) Business Days’ written notice to Seller and (b) the third (3rd) Business Day after the final day of the Marketing Period, but subject, in each case, to the satisfaction or waiver of the conditions set forth in Article VII at such time (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time).  The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing shall be deemed to occur and be effective as of 11:59 p.m. Eastern Standard Time on the Closing Date.

(b)                                 At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the instruments and documents set forth on Exhibit A.

(c)                                  At the Closing, Purchaser and Seller shall take all actions necessary to cause the Escrow Release and Purchaser shall (i) deliver to Seller the Purchase Price (less the Escrow Amount delivered to Seller pursuant to the Escrow Release) by wire transfer in accordance with Section 2.06(b) and (ii) deliver to Seller the instruments and documents set forth on Exhibit B.

Section 3.02                             Pre-Closing Statements.  At least [***] Business Days prior to the Closing, Seller shall deliver to Purchaser (a) a statement (the “Preliminary Inventories Statement”) setting forth, as of a date (to be no more than [***] Business Days prior to the Closing), Seller’s good faith statement of (i) the quantities of Inventories on a SKU by SKU basis and (ii) the expiration dates of such Inventories; and (b) a statement setting forth, as of a date (to be no more than [***] Business Days prior to the Closing) (i) all customer orders for finished good Products of the type described in Section 2.01(g) that are outstanding as of such date and (ii) all Liabilities described in Section 2.04(c)(i) as of such date; provided, however, that nothing in this Section 3.02 or in any statement delivered pursuant to this Section 3.02 shall be deemed to limit the rights or obligations of the Parties under Section 2.01(g), Section 2.04(c)(i) or Section 6.01.  Prior to the Closing, the Parties shall use commercially reasonable efforts to communicate regularly with each other regarding the status and completion of the Marketing Period and the completion of the conditions hereunder to the Closing.  The obligations of Seller pursuant to the first (1st) sentence of this Section 3.02 to deliver such statements to Purchaser within the specified time frames shall be subject to Seller receiving reasonable advance notice of the anticipated Closing Date, provided, that Seller shall deliver such statements to Purchaser as soon as practicable thereafter, but prior to the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 4.01                             Organization.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Pennsylvania.  Each Divesting Entity is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.  Seller and each Divesting Entity is authorized to do business under the Laws of all jurisdictions in which it is required to be so authorized, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Section 4.02                             Authority; Binding Effect.

(a)                                 Seller and each Divesting Entity has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted and as it is related to the Purchased Assets and the Business.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to carry out, or to cause to be carried out, the Transactions.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements, and the performance by Seller and each Divesting Entity of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of Seller and such Divesting Entity.

(b)                                 This Agreement has been duly executed and delivered by Seller and, assuming the valid execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(c)                                  Each of the Ancillary Agreements has been duly authorized by all necessary action on the part of Seller and has been, or will be at the Closing, duly executed and delivered by Seller and, assuming the valid execution and delivery by Purchaser, constitutes or will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 4.03                             Non-Contravention.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and the consummation of the Transactions, do not and will not (a) violate any provision of the certificate of incorporation or bylaws of Seller and the comparable organizational documents of any Divesting Entity; (b) subject to obtaining the consents referred to in Schedule 4.03, materially conflict with, violate, result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or any Divesting Entity under any Transferred Contract, or to a loss of any material benefit with respect to the Business to which Seller or any Divesting Entity is entitled under, any Transferred Contract, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets; or (c) assuming compliance with the matters set forth in Section 4.04 and Section 5.03, violate or result in a breach of, or constitute a default under any Law or other restriction of any Governmental Authority to which Seller or any Divesting Entity is subject, except, with respect to clauses (b) and (c), for any violations, breaches, conflicts, defaults, losses, Liens, terminations, cancellations, accelerations or other inaccuracies that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Purchased Assets or to the conduct of the Business, taken as a whole.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Section 4.04                             Governmental Authorization.  Except as set forth on Schedule 4.04 or in connection with the filings required by the Competition Laws, the execution and delivery of this Agreement and the other Transaction Documents by Seller, and the consummation of the Transactions, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Purchased Assets or to the conduct of the Business, taken as a whole.

Section 4.05                             No Litigation.

(a)                                 Except as set forth on Schedule 4.05(a), no Legal Proceeding or Governmental Order that (i) is material to the Business, the Purchased Assets or the Assumed Liabilities, taken as a whole, (ii) would enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets, or the performance by Seller or any of the Divesting Entities, as contemplated by this Agreement or the Ancillary Agreements, or (iii) seeks to impose any material limitation on the ability of Seller or the Divesting Entities to operate the Business or the Purchased Assets as currently conducted or after the Closing or would impose any material limitation on the ability of Purchaser to operate the Business or the Purchased Assets as currently conducted, is pending or outstanding against or, to the Knowledge of Seller, threatened in writing against Seller or any Divesting Entity.  This Section 4.05 does not relate to Legal Proceedings relating solely to Transferred IP Rights, which are the subject of Section 4.09.

(b)                                 Except as set forth on Schedule 4.05(b), from [***] through the date hereof, no Legal Proceeding related to product liability, product defect, fraud, misrepresentation, unjust enrichment, conspiracy or economic loss has been initiated against Seller or any of the Divesting Entities or their agents and, to the Knowledge of Seller, no such Legal Proceeding has been threatened in writing or filed against Seller or any of the Divesting Entities relating to any of the Products.

Section 4.06                             Compliance with Laws.  Except as to matters set forth in Schedule 4.06:

(a)                                 Seller and each Divesting Entity is, and since [***] has been, in material compliance with all Laws applicable to the ownership of the Purchased Assets or the operation of the Business, including applicable Health Laws and Environmental Laws.

(b)                                 Seller and each Divesting Entity possesses, and is in compliance with, all Governmental Authorizations necessary for the conduct of the Business as it is currently conducted, except where the failure to possess or comply with any such Governmental Authorization would not, individually or in the aggregate, be materially adverse to the operation of the Business, and all such Governmental Authorizations are valid and in full force and effect.  Seller and the Divesting Entities, as applicable, have completed and filed all reports, documents, claims, permits and notices required by any Governmental Authority in order to maintain the Governmental Authorizations, except where failure to file such reports would not be materially adverse to the Business.  To the Knowledge of Seller, all such reports, documents, claims, permits and notices were complete and

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).  No event has occurred that, to the Knowledge of Seller, would reasonably be expected to result in a penalty under or the revocation, cancellation, non-renewal or adverse modification of any Governmental Authorization, except as has not been and would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business.

(c)                                  To the Knowledge of Seller, Seller has calculated and reported all prices reported to or used to calculate pricing or discounts under the Medicaid Program (42 U.S.C. § 1396r-8), the 340B Drug Discount Program (42 U.S.C. § 256b), and Section 603 of the Veterans Healthcare Act of 1993 (Pub. L. 102-585) for the Product in compliance in all material respects with applicable Law.

Section 4.07                             Regulatory Matters.

(a)                                 Schedule 4.07(a) sets forth, as of the Effective Date, a list of all Governmental Authorizations granted to Seller or any Divesting Entity by, or application therefor pending with, any Governmental Authority to manufacture, have made, market, package, import, distribute, sell and commercialize the Products in the United States, except for those Governmental Authorizations that the failure to possess would not, individually or in the aggregate, reasonably be expected to be materially adverse to the operation of the Business.

(b)                                 All Products sold under the Governmental Authorizations are manufactured, marketed, distributed and sold in accordance with such Governmental Authorizations, including the specifications and standards contained therein, except as has not been and would not reasonably be expected to be materially adverse to the Business.

(c)                                  With respect to the Business, neither Seller nor any of the Divesting Entities, nor, to the Knowledge of Seller, any officer, employee, or agent of Seller or any of the Divesting Entities, (i) has made an untrue statement of a material fact or a fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities policy set forth in the FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09), or (ii) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. 335a or any similar Law.

(d)                                 Since [***] neither Seller nor any of the Divesting Entities has (i) voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alerts, market withdrawal or replacement, safety alert, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged lack of safety, or efficacy of any Product, and to the Knowledge of Seller, there are no facts which are reasonably likely to cause (A) the recall, market withdrawal or replacement of any Product sold or intended to be sold by Seller or the Divesting Entities,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(B) a change in the marketing classification or a material change in the labeling of any such Products or (C) a termination or suspension of the marketing of such Products; or (ii) received any written notice that any Governmental Authority has (A) commenced, or threatened to initiate, any action to request the recall or to enjoin the manufacture or distribution of any Product sold or intended to be sold by Seller or the Divesting Entity or (B) commenced, or threatened to initiate, any action to withdraw any Governmental Authorizations issued relating to any Product.

(e)                                  Except for ordinary course inquiries or as set forth on Schedule 4.07(g), since [***] Seller has not received, with respect to the Products marketed and sold in the United States, any written notice or communications from any Governmental Authority alleging any material safety or quality concerns with respect to any Product or noncompliance with any applicable Laws or Governmental Authorizations, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the operation of the Business.  Seller is not subject to any enforcement proceedings by the FDA related to the Products and, to the Knowledge of Seller, no such proceedings have been threatened.

(f)                                   All clinical trials and studies for the Products that have been or are being conducted by or on behalf of Seller or its Affiliates, were conducted, and are being conducted, in all material respects in accordance with all applicable Laws, including Health Laws.  To the Knowledge of Seller, there is no Legal Proceeding pending or threatened by any Governmental Authority to suspend, investigate or terminate any ongoing clinical trials or studies for any Product.

(g)                                  [***]

Section 4.08                             Contracts.

(a)                                 Except as disclosed on Schedule 4.08(a), (i) each Transferred Contract is valid and binding on Seller or the Divesting Entity that is a party thereto and, to the Knowledge of Seller, the other party thereto, and is in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), (ii) neither Seller nor any Divesting Entity or, to the Knowledge of Seller, any other party thereto, is in material breach of or material default under, or has provided notice of its intent to terminate, any Transferred Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder and (iii) no Transferred Contract limits or restricts the ability of any party thereto to conduct any particular line of business (other than restrictions set forth in the License) that would be binding on Purchaser following the Closing.

(b)                                 Except as set forth on Schedule 4.08(b), each Transferred Contract is assignable or transferable to Purchaser without (i) the written consent of, or prior notice to, any other party thereto and (ii) the making of any payment or grant of any other consideration, rights or license to any other party thereto or Person.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(c)                                  As of the Effective Date, Grünenthal has consented, in writing, to the assignment of the License to Purchaser in accordance with the terms of the License and such consent has not been rescinded, revoked, modified or conditioned in any manner.

Section 4.09                             Intellectual Property.

(a)                                 Except as set forth on Schedule 4.09(a):

(i)                                     To the Knowledge of Seller, the Transferred IP Rights are enforceable, valid and subsisting and there is no objection or claim being asserted or threatened in writing by any Person challenging the scope, ownership, inventorship, validity or enforceability of any Transferred IP Rights, other than the ANDA Litigation; provided that the foregoing “Knowledge of Seller” qualifier shall not apply with respect to the Transferred Trademark Rights and the Transferred Domain Names;

(ii)                                  on the Effective Date, one or more of Seller or the Divesting Entities is, and at the Closing, Seller or one or more of Seller or the Divesting Entities will be, (A) the sole and exclusive beneficial and, with respect to applications and registrations, record owner of, and hold good, saleable and sole title to the Transferred IP Rights other than the Transferred IP Rights that are licensed to Seller or one or more of the Divesting Entities, in which case, Seller or one or more of the Divesting Entities is the holder of an assignable valid right or license to such licensed Transferred IP Rights, and (B) to the Knowledge of Seller, the beneficial owner of the Licensed Seller Know-How (other than Licensed Seller Know-How that are licensed or granted to Seller under the License);

(iii)                               no license of any kind relating to any Transferred IP Right has been granted by Seller or any Divesting Entity to any third parties (except for immaterial, non-exclusive licenses to use Transferred IP Rights to customers and suppliers in the ordinary course of business);

(iv)                              the Transferred IP Rights are, to the Knowledge of Seller, free and clear of any Liens, other than Permitted Liens except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Purchased Assets or the conduct of the Business; provided that the foregoing “Knowledge of Seller” qualifier shall not apply with respect to the Transferred Trademark Rights and the Transferred Domain Names;

(v)                                 there are no Legal Proceedings or other claims pending or threatened by Seller or any of its Affiliates against any Person, and none of Seller or any of its Affiliates has provided notice of any Person’s Infringement of any Transferred IP Right or Licensed Seller Know-How, in each case, except as would not, individually or in the aggregate, reasonably expected to be materially adverse to the Purchased Assets or the operation of the Business;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(vi)                              there are no Legal Proceedings or other claims pending, or to the Knowledge of Seller, threatened in writing against Seller or any of its Affiliates by any Person, and none of Seller or, to the Knowledge of Seller, any of its Affiliates received written notice (including in the form of offers, invitations to obtain a license or cease-and-desist letters) from any Person that the conduct of the Business (including the use of Licensed Seller Know-How), including the marketing and sale of the Products in the United States, constitutes Infringement of any IP Right of such Person, in each case, except as would not, individually or in the aggregate, reasonably expected to be materially adverse to the Purchased Assets or to the operation of the Business;

(b)                                 Except as set forth on Schedule 4.09(b), the Transferred IP Rights constitute all of the IP Rights owned or licensed to or by Seller and its Affiliates at the Closing that are used to commercialize the Products, except in respect of the manufacture and packaging of the Products.  To the Knowledge of Seller, all assignments, declarations and powers of attorney (collectively, “Formalities”) with respect to the Transferred IP Rights have been properly obtained and recorded.

(c)                                  Each Transferred IP License is valid and binding on Seller or the Divesting Entity that is a party thereto and, to the Knowledge of Seller, the other party thereto, and is in full force and effect, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), and neither Seller nor any of the Divesting Entities nor, to the Knowledge of Seller, any other party to any material Transferred IP License is in breach thereof or in default thereunder, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach thereof or default thereunder.

(d)                                 Seller, and each Divesting Entity, has taken and currently takes commercially reasonable measures to protect the confidentiality of confidential information material to the conduct of the Business and owned, used or held for use in the conduct of the Business by Seller or any Divesting Entity, and to the Knowledge of Seller, there has not been any disclosure of any material trade secret or confidential information owned, used or held for use in the conduct of the Business to any Person in a manner that has resulted in the loss of such trade secret or other rights in and to such information.

(e)                                  [***]

(f)                                   [***]

(g)                                  [***]

Section 4.10                             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of the Divesting Entities.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Section 4.11                             Purchased Assets.  Except as set forth on Schedule 4.11, Seller and Divesting Entities (a) own, lease or have the legal right to use all of the Purchased Assets, and (b) have good title to all the Purchased Assets (other than those Purchased Assets that are licensed) free and clear of all Liens, except for Permitted Liens.  Other than the Divesting Entities, no Affiliate of Seller has any right, title or interest in, to or under the Purchased Assets. Following the Closing, neither Seller nor any of its Affiliates will own any right, title or interest in or to any of the Purchased Assets, except as otherwise expressly set forth in Section 2.02, Section 6.11, Section 6.14, Section 6.26 or any of the Ancillary Agreements.  This Section 4.11 does not relate to intellectual property, which is the subject of Section 4.09.

Section 4.12                             [***]

Section 4.13                             Absence of Material Changes.  Since [***] and through the date hereof, except as set forth on Schedule 4.13, the Business has been operated in the ordinary course and there has not been:

(a)                                 any Material Adverse Effect;

(b)                                 any sale, pledge, disposition, transfer, lease, license, encumbrance or authorization of the sale, pledge, disposition, transfer, lease, license or encumbrance of any assets, including any IP Rights, that are (or would otherwise be) Purchased Assets, other than (i) sales of Products in the ordinary course of business consistent with past practice or (ii) Permitted Liens;

(c)                                  any waiver of any material claims or rights of material value that relate to the Purchased Assets;

(d)                                 any acquisition of any material properties, assets or IP Rights that constitute Purchased Assets, other than Purchased Assets that would not reasonably be expected to result in any material Assumed Liabilities;

(e)                                  any settlement of any Legal Proceeding or waiver of any material claims or rights of material value in a manner that constitutes an Assumed Liability or otherwise would reasonably be expected to be materially adverse to the Purchased Assets or the operation of the Business, taken as a whole;

(f)                                   any termination, cancellation, lapse, amendment, waiver or modification of any Governmental Authorizations material to the Business or the Purchased Assets;

(g)                                  any waiver of a provision of or amendment or other modification in any respect to any Transferred Contract;

(h)                                 any abandonment, termination or lapse of any material Transferred IP Rights, or rights relating to any material Transferred IP Rights, in each case, relating to the Purchased Assets or the Business;

(i)                                     any failure to take any material action necessary to protect or maintain any material Transferred IP Rights or to prosecute any pending applications for any

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Trademarks or file any documents or other information or pay any maintenance or other fees related thereto, in each case, relating to the Purchased Assets or the Business;

(j)                                    any transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Transferred IP Rights relating to the Purchased Assets, the Products or the Business, other than in the ordinary course of business;

(k)                                 any (i) material change in Seller’s or the Divesting Entities’ activities and practices with respect to inventory levels of the Products maintained at the wholesale, chain or institutional levels inconsistent with past practice, (ii) any change in the selling, distribution, advertising, pricing, terms of sale or collection practices inconsistent with past practice or (iii) the entry into any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice), in each case, that would reasonably be expected to result in a trade buy-in that is materially in excess of normal customer purchasing patterns consistent with past course of dealing with the Business during the [***] prior to the date hereof; or

(l)                                     any agreement, commitment to take or authorization of any action described in this Section 4.13.

Section 4.14                             Inventories; Transferred Equipment.  The Inventories are of usable or saleable quality in the ordinary course of business and have the expiration dates set forth on the Preliminary Inventories Statement (except for such inaccuracies as would not be material).  To the Knowledge of Seller, all of the Inventories are, as of the Closing Date, free of material defects (including defects in packaging, labeling, and storage) and systematic or chronic problems and comply in all material respects with all applicable specifications and all applicable Laws, including all Health Laws and Environmental Laws.  All Inventories that have been returned, have expired or have been deemed unusable or not fit for sale, have been or will be destroyed in accordance with the policies of Seller and applicable Law.  The Transferred Equipment is in good operating condition and repair (reasonable wear and tear excepted) and adequate for the purposes for which it is currently used.

Section 4.15                             Taxes.  Except as set forth on Schedule 4.15: (a) all material Tax Returns required to be filed by Seller or its Affiliates with respect to the ownership or use of the Purchased Assets for all periods through and including the Closing Date have been duly and timely filed; (b) all material Taxes due and payable by Seller or its Affiliates with respect to the ownership or use of the Purchased Assets for all periods through and including the Closing Date have been timely paid; (c) none of the Purchased Assets is subject to any Liens as a result of a failure to pay any Tax (excluding, for clarity, any liens for Taxes not yet due and payable); and (d) other than as relates to Income Taxes, Seller has not received written notice from a Taxing Authority relating to ongoing or pending Tax audits or administrative or similar proceedings with respect to any Tax Returns relating to the ownership or use of the Purchased Assets.  Notwithstanding any provisions of this Agreement to the contrary, Section 4.05 and the foregoing provisions of this Section 4.15 constitute the sole representations and warranties of Seller and its Affiliates relating to Taxes.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 5.01                             Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.  Purchaser is authorized to do business under the Laws of all jurisdictions in which it is required to be so authorized, except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 5.02                             Authority; Binding Effect.

(a)                                 Purchaser has all requisite power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Ancillary Agreements, and to carry out or cause to be carried out, the Transactions.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of Purchaser.  No approval of Purchaser’s equity interest holders is necessary for Purchaser to execute and deliver this Agreement or any related agreements or perform the Transactions.

(b)                                 This Agreement has been duly executed and delivered by Purchaser and, assuming the valid execution and delivery by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(c)                                  Each of the Ancillary Agreements has been duly authorized by all necessary action on the part of Purchaser and has been, or will be at the Closing, duly executed and delivered by Purchaser and, assuming the valid execution and delivery by Seller, constitutes or will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.03                             Non-Contravention.  The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents, and the consummation of the Transactions, do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (b) conflict with, or result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or any of its Affiliates under, or to a loss of any benefit to which Purchaser or any of its Affiliates is entitled under, any agreement, lease of real estate or license of intellectual property to which

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Purchaser or any of its Affiliates is a party or to which its properties or assets are subject; or (c) assuming compliance with the matters set forth in Section 4.04 and Section 5.03, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject, except, with respect to clauses (b) and (c), for any violations, breaches, defaults, conflicts, losses, Liens, terminations, cancellations or accelerations that would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of Purchaser to consummate the Transactions (a “Purchaser Material Adverse Effect”).

Section 5.04                             Governmental Authorization.  Except as set forth on Schedule 5.04 and in connection with the filings required by the Competition Laws, the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transactions, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain or make would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 5.05                             Brokers.  Except as set forth on Schedule 5.05, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 5.06                             Financial Capability; Purchaser Registration Statement.

(a)                                 As of the Closing, Purchaser will have, subject to the receipt of proceeds from the Financing by Purchaser at or prior to the Closing, sufficient cash available to pay the Purchase Price on the terms and conditions contemplated by this Agreement (including after giving effect to the Escrow Release as contemplated by Section 2.06(a)) and to pay Purchaser’s fees and expenses related thereto.

(b)                                 As of the Effective Date, (i) Purchaser’s registration statement on Form S-3 (File No. 333-197433) (the “Registration Statement”) has become effective, (ii) there is no stop order suspending the effectiveness of such Registration Statement in effect and (iii) there are no Legal Proceedings for such purpose pending before or, to the knowledge of Purchaser threatened in writing by, the SEC.

Section 5.07                             Financing.  Purchaser has engaged Morgan Stanley & Co. LLC (“Morgan Stanley”) as a financial advisor in connection with the Transactions and has engaged Morgan Stanley in connection with the Financing.  [***]

Section 5.08                             Solvency.  As of the Effective Date, after giving effect to all of the Transactions, including the payment of the Purchase Price (less the Escrow Amount delivered to Seller pursuant to the Escrow Release), and assuming for these purposes the satisfaction of the conditions set forth in Section 7.01, as of the Effective Date Purchaser shall be Solvent.  For the purposes of this Section 5.08, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

ARTICLE VI
COVENANTS

Section 6.01                             Conduct of Business.

(a)                                 From the Effective Date to the Closing Date, except as otherwise contemplated by this Agreement or consented to by Purchaser in writing, Seller agrees that it will conduct the Business, and will cause the Business to be conducted, in the ordinary course of business consistent in all material respects with past practice since [***] and in compliance in all material respects with all applicable Laws, pay or perform all material obligations relating to the Business as they become due and owing in the ordinary course of business, and will use, and cause the Divesting Entities to use, commercially reasonable efforts to preserve intact the Business and related relationships with employees, customers, suppliers, vendors, regulators and other third parties.

(b)                                 From the Effective Date to the Closing Date, except as otherwise permitted by this Agreement or consented to by Purchaser in writing, Seller shall, and shall cause each Divesting Entity to:

(i)                                     maintain in effect all Transferred IP Rights and applications and registrations included in the Transferred IP Rights, to the extent owned or controlled by Seller or its Affiliates;

(ii)                                  maintain all Transferred Equipment in its present repair, order and condition, except for depletion and ordinary wear and tear; and

(iii)                               maintain in effect and perform its obligations in all material respects under the Transferred Contracts, including the License.

(c)                                  From and after the date hereof and to the Closing, except (i) as set forth on Schedule 6.01(c) or as otherwise expressly contemplated by the Transaction Documents, or (ii) as Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Seller covenants and agrees that, with respect to the Business, it shall not, and shall cause the Divesting Entities not to:

(i)                                     sell, pledge, dispose of, transfer, lease, license, encumber or authorize the sale, pledge, disposition, transfer, lease, license or encumbrance of any assets, including the Transferred IP Rights, that are (or would otherwise be) Purchased Assets, other than (A) sales of Products in the ordinary course of

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

business consistent in all material respects with past practice or (B) Permitted Liens;

(ii)                                  waive any material claims or rights of material value that relate to the Purchased Assets;

(iii)                               acquire any material properties, assets or IP Rights that would constitute Purchased Assets, other than (A) in the ordinary course of business consistent in all material respects with past practice and (B) Purchased Assets that would not reasonably be expected to result in the assumption by Purchaser of material Assumed Liabilities at the Closing pursuant to the terms of this Agreement;

(iv)                              settle any Legal Proceeding or waive any material claims or rights of material value in a manner that would constitute an Assumed Liability;

(v)                                 terminate, cancel, permit to lapse, amend, waive or modify any Governmental Authorizations, except as required by any Governmental Authority;

(vi)                              enter into any material new Contract that would be a Transferred Contract or renew any Transferred Contract, other than renewals of (A) any Contract set forth on Schedule 6.01(c), (B) any Contract that is cancelable upon [***] notice without any liability and (C) any Contract that is necessary or useful to operate the Business in the ordinary course of business consistent in all material respects with past practice;

(vii)                           terminate or waive any material provision of, or amend or otherwise modify in any material respect, any Transferred Contract other than in the ordinary course of business consistent in all material respects with past practice; provided, however, that Seller shall not amend the License without the prior written consent of Purchaser;

(viii)                        abandon, dispose of or permit to lapse any material Transferred IP Rights;

(ix)                              fail to take any material action necessary to protect or maintain the Transferred IP Rights or to prosecute any pending applications for Transferred Trademark Rights or file any documents or other information or pay any maintenance or other fees related thereto;

(x)                                 transfer, assign or grant any license or sublicense of any material rights under or with respect to any Transferred IP Rights;

(xi)                              intentionally disclose or agree to disclose to any Person, other than representatives of Purchaser or Seller, any trade secret primarily relating to the Purchased Assets or the Business owned by Seller;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(xii)                           [***]

(xiii)                        with respect to the Business, (A) materially change any activities and practices with respect to inventory levels of Products, including Products maintained at the wholesale, chain or institutional levels, (B) enter into any material business practices, programs or long-term allowances not previously used in the ordinary course of business or change or modify any material business practices, programs or long-term allowances other than in the ordinary course of business consistent in all material respects with past practice or in reasonable furtherance of the Transactions, or (C) engage in the practice of “channel stuffing” or any similar program, activity or other action (including any rebate, discount, chargeback or refund policy or practice), in each case, that would reasonably be expected to result in a trade buy-in that is materially in excess of normal customer purchasing patterns consistent with past course of dealing with the Business during the [***] prior to the date hereof; or

(xiv)                       agree, commit to or authorize any of the foregoing actions.

(d)                                 Notwithstanding the foregoing, nothing herein will prevent Seller or any of its Affiliates from taking actions, including (i) contributions, transfers, assignments and acceptances of assets and liabilities; (ii) the repayment of indebtedness and the extinguishment of Liens; and (iii) the cancellation of any intercompany Contracts and any Contracts that will not constitute Transferred Contracts, in each case in order to facilitate the consummation of the Transactions and the activities under the Ancillary Agreements.

Section 6.02                             Condition of the Purchased Assets.

(a)                                 Purchaser and its Representatives have made all inspections and investigations relating to the Products and the Purchased Assets deemed necessary or desirable by Purchaser.  Purchaser acknowledges and agrees that (i) it is purchasing the Purchased Assets based on the results of such inspections and investigations, and on the representations and warranties of Seller and its Affiliates that are expressly set forth in this Agreement and (ii) except as otherwise set forth in this Agreement, the Purchased Assets are sold “as is, where is” and Purchaser accepts the Purchased Assets in the condition they are in and at the place where they are located on the Closing Date, subject to the terms and conditions hereof.  In light of such inspections and investigations, and the representations and warranties expressly made to Purchaser by Seller in this Agreement, PURCHASER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF, AND PURCHASER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR APPLICABLE LAWS) ARE HEREBY WAIVED BY PURCHASER.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(b)                                 Any claims Purchaser may have for breach of representation or warranty of Seller under this Agreement shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement.

(c)                                  Without limiting the foregoing, Purchaser acknowledges and agrees that (i) it may have received from Seller various forward looking statements (including estimates, assumptions, projections, forecasts and plans) regarding the Products (collectively, the “Forward-Looking Statements”) in connection with Purchaser’s investigation of the Purchased Assets; (ii) there are uncertainties inherent in attempting to make such Forward-Looking Statements; (iii) Purchaser is familiar with such uncertainties; (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements; (v) Purchaser is not relying on any Forward-Looking Statement in any manner whatsoever; and (vi) Purchaser shall have no claim against Seller or any of its Affiliates with respect to any Forward-Looking Statement.  Purchaser further acknowledges and agrees that Seller makes no representation or warranty hereunder with respect to (x) the reasonableness of the assumptions underlying any Forward-Looking Statement; or (y) any Forward-Looking Statement made in any materials in the Data Room, any supplemental due diligence information provided or made available to Purchaser, any of Purchaser’s discussions with management regarding the Products or any negotiations leading to this Agreement and the other Transaction Documents and the Post-Transfer Supply Agreement.

Section 6.03                             Information and Documents.

(a)                                 From and after the Effective Date and for a period of [***] following the Closing Date, upon reasonable advance notice in writing and to the extent permitted by applicable Law, Seller shall, and shall cause the Divesting Entities to, permit Purchaser and its Representatives to have reasonable access, during normal business hours, to properties, assets, books, records, agreements, documents, data, files and personnel, in each case to the extent relating to the Purchased Assets or the Business, as may reasonably be requested by Purchaser (it being understood that any request for direct access to Seller’s computer systems shall be deemed unreasonable); provided, however, that such access shall not unreasonably interfere with Seller’s or any Divesting Entity’s operation of their respective businesses, including the Business; provided, further, that Seller may restrict the foregoing access to the extent that (i) in the reasonable judgment of Seller (after consulting with counsel), such access or provision of information would result in a violation of confidentiality obligations to a third party, (ii) disclosure of any such information would result in disclosure of any proprietary information or trade secrets of Seller or any other Person (other than with respect to the Business) or (iii) disclosure of any such information would result in the loss or waiver of any attorney-client privilege; provided, further, that Seller may redact any material provided under this Section 6.03 to the extent such material relates to any assets or products other than such reasonable financial and operating data and other information that is available with respect to the Purchased Assets, the Business or sale of the Products (or consent to authorize Purchaser to obtain appropriate records from any Governmental Authority) as Purchaser may from time to time reasonably request.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(b)                                 Seller shall either (i) cause the Data Room to remain available and enable the materials included in the Data Room to be downloaded in their native format by Purchaser for a period of [***] following the Closing or (ii) deliver to Purchaser a DVD ROM disc (or similar media) containing a digital copy of all of the materials included in the Data Room in their native format.

Section 6.04                             Publicity; Public Disclosure.

(a)                                 Notwithstanding anything herein to the contrary, each Party hereby agrees with the other Party, except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of such Party are listed, if any (in which case such Party shall notify without delay the other Party and provide the other Party with a copy of the contemplated disclosure prior to submission or release, as the case may be, unless notifying is impracticable due to circumstances beyond such Party’s control, and such Party shall give due consideration to any comments provided by the other Party or its counsel), that no press release or similar public announcement shall, at any time, be made by it or caused to be made by it concerning the execution or performance of this Agreement unless it shall have consulted the other Party in advance with respect thereto and such other Party consents in writing to such release or announcement; provided, however, that this Section 6.04(a) shall not apply to any disclosures required by the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

(b)                                 Seller acknowledges that this Agreement must be filed by Purchaser with the SEC, and the other Transaction Documents and the Post-Transfer Supply Agreement may have to be filed by Purchaser with the SEC.  Purchaser agrees, prior to making any such filing, to provide Seller and its counsel with a redacted version of this Agreement (and any other Transaction Document and the Post-Transfer Supply Agreement) which it intends to file and any draft correspondence with the SEC requesting the confidential treatment by the SEC of those redacted sections of the Agreement, and to give due consideration to any comments provided by Seller or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC of those sections specified by Seller or its counsel.

Section 6.05                             Commercially Reasonable Efforts; Regulatory Approvals; Access.  Subject to any obligation imposed by Law, including all Competition Laws:

(a)                                 Subject to the terms and conditions of this Agreement, each of Seller and Purchaser shall cooperate, and shall use its commercially reasonable efforts, to (i) take, or cause to be taken, all actions and (ii) do, or cause to be done, all things necessary for it to do, under applicable Laws to consummate and make effective the Transactions, including all actions and all things necessary for it to (A) comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), (B) satisfy the conditions precedent to the obligations of such Party hereto and (C) obtain any consent, authorization, order or approval of, or any exemption by, any

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Governmental Authority or other public or private third party required to be obtained or made by Seller or Purchaser in connection with the Transactions, in each case, as soon as reasonably practicable following the Effective Date; provided, however, that, except as otherwise set forth in this Agreement, neither Party shall have any obligation to pay money or make any concessions to obtain such consents.  Subject to appropriate confidentiality protections, each Party will furnish to the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing.  In addition, Purchaser agrees, subject to any obligations of confidentiality, to provide such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder.

(b)                                 Subject to applicable Law relating to the exchange of information, Purchaser and Seller and their respective counsel shall (i) have the right to review in advance and, to the extent practicable, consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions; (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal Trade Commission, or any other Governmental Authority in connection with the Transactions; (iii) consult with the other Party, and consider in good faith the views of the other Party, prior to entering into any agreement with any Governmental Authority with respect to the Transactions; and (iv) furnish each other with copies of all correspondence, filings and written communications between them, or their respective counsel or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions.  Purchaser and Seller shall, to the extent practicable, provide each other and their respective counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions and to participate in the preparation for such discussion, telephone call or meeting.

(c)                                  Purchaser and Seller shall file any notification and report form and related material required under the HSR Act, and any additional filings required under any other Competition Laws, [***] after the Effective Date.  Purchaser and Seller shall promptly file any additional information properly requested by any competent Governmental Authority whose consent has been requested to the Transactions as soon as practical after receipt of any proper request for additional information.  The Parties shall use their reasonable best efforts to obtain early termination of the applicable waiting period, to the extent required, from the applicable Governmental Authority.

Section 6.06                             Books and Records.  Seller shall transfer to Purchaser on the Closing Date (or as soon as reasonably practicable after the Closing Date) the Business Books and Records and the Regulatory Information that are (a) located at Seller’s or an Affiliate’s facilities, (b) reasonably identifiable and reasonably separable from other books and records of Seller, (c) in a format that is compatible with Purchaser’s systems and (d) reasonably relevant to the Purchased Assets, Assumed Liabilities or Business.  To the extent that Seller is unable to transfer any such Business Books and Records and Regulatory Information on the Closing Date,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Seller shall use commercially reasonable efforts to deliver such Business Books and Records and Regulatory Information to Purchaser (i) with respect to any such Business Books and Records and Regulatory Information that are in hard copy format, within [***] following the Closing Date and (ii) with respect to any such Business Books and Records and/or Regulatory Information that are in an electronic format, within [***] following the date on which Purchaser has established systems that are compatible with the relevant electronic format to facilitate such delivery; provided, however, that if Purchaser fails to establish such systems within [***] of the Closing, Seller’s obligation to transfer such Business Books and Records to Purchaser in electronic format shall expire.  Seller may transfer copies or originals of the Business Books and Records and Regulatory Information at its election.

Section 6.07                             Ancillary Agreements.  From and after the Effective Date, the Parties shall negotiate in good faith to agree upon a definitive form (the “Transitional Supply Agreement Form”) of a transitional supply agreement on terms in accordance with the relevant terms set forth in Exhibit D attached hereto; provided that, in any event, the Parties shall use their best efforts to agree to the Transitional Supply Agreement Form no later than [***] following the Effective Date.  At the Closing, Purchaser and Seller shall enter into, execute and deliver (i) a transitional supply agreement, in substantially the form of the Transitional Supply Agreement Form, (ii) a government pricing agreement, in substantially the form attached hereto as Exhibit O (the “Long Term Collaboration Agreement”) and (iii) an API supply agreement, in substantially the form attached hereto as Exhibit R (the agreements described in the foregoing clauses (i) through (iii), collectively, together with the Escrow Agreement, the “Ancillary Agreements”).  Following the Closing, and as soon as reasonably practicable thereafter, the Parties shall negotiate in good faith to agree upon and execute a post-transfer supply agreement, substantially in accordance with the relevant terms set forth in Exhibit D attached hereto and financial terms mutually agreeable to the Parties (the “Post-Transfer Supply Agreement”).

Section 6.08                             Regulatory Matters.

(a)                                 Transfer of Governmental Authorizations.  Seller shall use commercially reasonable efforts to assign to Purchaser all of Seller’s right, title, obligations and interest existing in and to the Transferred Governmental Authorizations on the Closing Date, and Purchaser shall assume such right, title, obligations and interest from Seller upon Seller’s assignment of the Transferred Governmental Authorizations.  On the Closing Date, each Party shall execute and deliver to the FDA the Seller FDA Transfer Letters and the Purchaser FDA Transfer Letters, as the case may be, and to other appropriate Governmental Authorities in the United States such documents and instruments of conveyance as necessary and sufficient to effectuate the transfer of each Transferred Governmental Authorization to Purchaser under applicable Law on the Closing Date or as soon as possible if the Transferred Governmental Authorizations are assigned after the Closing.

(b)                                 Governmental Authority Contacts.  Purchaser and Seller shall promptly give written notice to the other upon becoming aware of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Authority in the United States (together with copies of correspondence related thereto), which (A) raises any material concerns regarding the safety or efficacy of the Products,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(B) which indicates or suggests a reasonably likely potential material liability for either party to third parties arising in connection with the Products, or (C) which indicates a reasonable potential for a need to initiate a recall, market withdrawal or similar action; in each case with respect to the Products sold by Seller on or prior to the Closing Date or Products sold by Purchaser using any of the Seller Names.

(c)                                  Product Complaints.  From and after the Closing, Purchaser shall be responsible for responding to any complaint regarding the Products that is received by either Purchaser or Seller after the Closing Date from any source and for investigating and analyzing such complaint and making required reports to FDA, regardless of whether the Products involved were sold by Seller or Purchaser, provided, however, that Seller shall be responsible for investigating matters relating to the manufacturing of Product in a manufacturing facility owned or operated by Seller or its Affiliates.

Section 6.09                             NDC Numbers, Product Returns, Rebates and Chargebacks.

(a)                                 NDC Numbers.  Following the Closing, Purchaser shall obtain its own NDC numbers for the Products and shall use commercially reasonable efforts to have in place as soon as reasonably practicable all authorizations from Governmental Authorities necessary for Purchaser to use such NDC numbers for the Products.  Thereafter, Purchaser shall use its new NDC numbers on all invoices, orders and other communications with customers and Governmental Authorities.

(b)                                 Product Returns.

(i)                                     [***]

(ii)                                  [***]

(iii)                               [***]

(c)                                  Commercial Rebates.

(i)                                     [***]

(ii)                                  [***]

(d)                                 GPO Chargeback Claims.

(i)                                     [***]

(ii)                                  [***]

(e)                                  Co-Pay Card Program.  Responsibility for co-pay card discounts with respect to Products (“Co-Pay Card Discounts”) shall be allocated between Seller and Purchaser as follows:

(i)                                     [***]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(ii)                                  [***]

(f)                                   [***]

(g)                                  For the avoidance of doubt, the provisions of this Section 6.09 shall not apply to any matters addressed in the Long Term Collaboration Agreement.

(h)                                 [***]

(i)                                     Patient Assistance Program.  Seller shall be responsible for all patient assistance programs with respect to Products dispensed to patients prior to the Closing Date.  Seller shall terminate all patient assistance programs with respect to the Products effective as of the Closing Date.

Section 6.10                             Purchaser Use of Seller Names.

(a)                                 During the period commencing on the Closing Date and ending [***] thereafter (the “Limited License Period”), Seller grants, and shall cause its Affiliates to grant, to Purchaser and its Affiliates a limited, non-exclusive, royalty-free right and license to use the Seller Names, and the UPCs and, subject to Section 6.09, the NDCs for each of the Products, in each case solely for the purpose of utilizing the labels and packaging, and advertising, marketing, sales and promotional materials, for the Products as they exist on the Closing Date.

(b)                                 Promptly upon the expiration of the Limited License Period, Purchaser shall, and shall cause its Affiliates to, destroy and dispose of all labels and packaging, and all advertising, marketing, sales and promotional materials, in each case in its possession or subject to its control, bearing any Seller Names; provided, however, that the expiration of the Limited License Period shall not restrict Purchaser and its Affiliates from selling the Inventories or any finished goods inventory of Product acquired by Purchaser on the Closing Date,  acquired through any purchase order for Products constituting an Assumed Liability pursuant to Section 2.04(b) after the Limited License Period or acquired by Purchaser from Seller pursuant to the terms and conditions in any Ancillary Agreement.

(c)                                  In no event shall Purchaser or any of its Affiliates (i) use any Seller Names in any manner or for any purpose different from the use of such Seller Names by Seller and its Affiliates immediately prior to the Closing Date to market, distribute and sell the Products or (ii) manufacture or produce, or cause or permit any third party to manufacture or produce, any new labels, packaging or advertising, marketing, sales and promotional materials using or otherwise incorporating any Seller Names in any manner.

(d)                                 The quality of the acquired Inventories and finished goods inventory of Products sold by Purchaser under any Seller Names must be of a sufficiently high quality to be generally comparable to the quality of the Products sold by Seller prior to the Closing Date.  At the reasonable request of Seller, Purchaser will send Seller samples of such Inventories or finished goods inventory of Products.  In the event Purchaser materially breaches this Section 6.10(d) and fails to cure such breach within [***] after

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Seller notifies Purchaser in writing of such breach, Seller may terminate the license to such Seller Names under Section 6.10(a) by delivery to Purchaser of a written notice of termination.  If Purchaser disputes in good faith the existence or materiality of an alleged breach specific in a notice provided by Seller pursuant to this Section 6.10(d), and provides notice to Seller of such dispute within the [***] period following the date that Seller notified Purchaser of the breach, Purchaser will not have the right to terminate the license to such Inventories or finished goods inventory of Products unless and until the existence of such material breach has been finally determined in accordance with the dispute resolution provisions of Section 10.11 and Purchaser fails to cure such breach within [***] following such determination.

(e)                                  Notwithstanding the transfer of any labels or packaging, or any advertising, marketing, sales and promotional materials, Purchaser acknowledges that this Agreement does not, and shall not, convey, transfer or assign any right, title, license or interest in any Trademarks of Seller or any of its Affiliates other than the Transferred Trademark Rights.

(f)                                   Notwithstanding the foregoing, the Parties acknowledge that this Agreement does not, and shall not, convey, transfer or assign any right, title, license or interest in any Trademark of any third party.

Section 6.11                             Seller Use of Transferred IP Rights.  Effective as of the Closing Date, Purchaser shall and hereby does grant to Seller and its Affiliates a non-exclusive, transferable, paid-up, royalty-free right and license, with the right to grant sublicenses through multiple tiers to practice, until [***] the Purchaser IP Rights, including the Transferred IP Rights, solely for the purpose of [***].  Notwithstanding any provision of this Agreement, any Ancillary Agreement or the Post-Transfer Supply Agreement to the contrary, neither Seller nor its Affiliates shall have any rights to the Purchaser IP Rights, including the Transferred IP Rights, except as expressly set forth in this Section 6.11 and Section 6.14.

Section 6.12                             Further Assurances.  From time to time after the Closing, and for no further consideration (other than reimbursement for out of pocket expenses incurred in packing or shipping any Purchased Asset), each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments (including such assignments and other documents, certificates and instruments for Purchaser’s filing with the applicable Governmental Authorities, registries and other recording authorities to record the transfer of the Transferred IP Rights in accordance with applicable Law) and take such other commercially reasonable actions as may reasonably be requested to more effectively assign, convey or transfer to or vest in: (a) Purchaser and its designated Affiliates, all rights, title and interests in, to and under the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Closing and (b) Seller, any rights, title or interests in, to or under any Excluded Asset that may have been transferred to Purchaser at Closing.  Purchaser agrees that, following the Closing, Purchaser shall prepare any such additional instruments or documents necessary to assign, convey or transfer the Transferred IP Rights at its own expense.  Seller agrees to use commercially reasonable efforts (i) to obtain the Formalities after Closing to the extent they were not obtained prior to Closing and (ii) [***]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Section 6.13                             Bulk Transfer Laws.  Purchaser acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws and hereby waives compliance therewith.

Section 6.14                             Right of Reference.  Effective as of the Closing, Purchaser hereby grants to Seller and its Affiliates a [***] right of reference [***]

Section 6.15                             Competition.

(a)                                 Except in accordance with the terms and conditions of the Ancillary Agreements and the Post-Transfer Supply Agreement and subject to applicable Law, for a period commencing on the Closing Date [***] Seller shall not, and shall cause its Pharmaceutical Affiliates not to, [***] (such activities, “Competitive Activity”).  Notwithstanding the foregoing, this Section 6.15 shall not restrict Seller or its Affiliates from [***]  Seller acknowledges that (A) the agreements in this Section 6.15 (the “Restrictive Covenants”) impose a reasonable restraint in light of the activities and business of Seller and its Affiliates as of the Effective Date and the current business of Purchaser, Seller and their respective Affiliates; and (B) monetary damages would not be an adequate remedy for any breach of the Restrictive Covenants and that Purchaser shall therefore be entitled to specific performance of the Restrictive Covenants (but subject to Section 10.11) to prevent any violations thereof.

(b)                                 Purchaser acknowledges and agrees that except as expressly set forth in Section 6.15(a):  [***]

Section 6.16                             Insurance.  As of the Closing Date, the coverage under all insurance policies of Seller and its Affiliates shall continue in force only for the benefit of Seller and its Affiliates, and not for the benefit of Purchaser or any of its Representatives.  As of the Closing Date, Purchaser agrees to arrange for its own insurance policies with respect to the Purchased Assets covering all periods and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Purchased Assets.

Section 6.17                             Support.  Following the Closing, subject to the terms of any applicable Ancillary Agreement or the Post-Transfer Supply Agreement, Purchaser and its Affiliates, on the one hand, and Seller and the Divesting Entities, on the other hand, shall reasonably cooperate with each other in conducting recalls and/or in the defense or settlement of any Liabilities or lawsuits involving the Purchased Assets, the Products, the Agreement, the Ancillary Agreements, or the Post-Transfer Supply Agreement, in each case for which the other Party has responsibility under this Agreement, the Ancillary Agreements or the Post-Transfer Supply Agreement, by providing the other Party and such other Party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information relating primarily to the Purchased Assets or the Products, as such other Party may reasonably request, to the extent maintained or under the possession or control of the requested Party; provided, however, that such access shall not unreasonably interfere with the business of Purchaser or Seller, or any of their respective Affiliates; provided, further, that either

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Law, (b) such access or provision of information would reasonably be expected to result in a violation of confidentiality obligations to a third party or (c) disclosure of any such information would result in the loss or waiver of the attorney-client privilege.  Subject to the terms of any applicable Ancillary Agreement or the Post-Transfer Supply Agreement [***] the requesting Party shall reimburse the other Party for reasonable out-of-pocket expenses paid by the other Party to third parties in performing its obligations under this Section 6.17.

Section 6.18                             Payments from Third Parties.  In the event that, on or after the Closing Date, either Party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any of the other Transaction Documents, then the Party receiving such funds shall promptly forward such funds to the proper Party.  The Parties acknowledge and agree that there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under any of the Transaction Documents.

Section 6.19                             Resale Exemption Certificates.  At the Closing (or within such reasonable time thereafter as may be necessary to perfect the resale or other exemption certificates), Purchaser shall deliver to Seller fully completed and executed resale exemption certificates or other applicable exemption certificates for all jurisdictions identified by Seller prior to Closing as jurisdictions in which inventory is to be transferred and for which resale exemption certificates are necessary to comply with applicable Law.  To the extent that any jurisdiction refuses to accept any resale exemption certificate or other applicable exemption certificate provided by Purchaser, Seller and Purchaser agree that any Transfer Taxes (and related interest and penalty) assessed by such jurisdiction shall be borne one-half by Purchaser and one-half by Seller, as provided in Section 2.09 herein.

Section 6.20                             Returned Goods.  Subject to Section 6.09(b), Purchaser agrees to adhere to the returned goods policy set forth on Schedule 6.20 attached hereto with respect to all Products received from customers, whether sold by Purchaser or Seller, to the extent any such returned Product has the name or any Trademark of Seller or an Affiliate on it.

Section 6.21                             Financial Statements.

(a)                                 Seller shall deliver an unaudited draft of the Financial Statements to Purchaser no later than [***] and shall, from and after such date, to the extent reasonably practicable, consult with Purchaser with respect to such draft Financial Statements (and give due consideration to any comments provided by Purchaser with respect thereto).

(b)                                 Seller shall deliver to Purchaser the Financial Statements (including, if applicable, the Q1 Financials) as soon as practicable after the Effective Date, together with a customary audit opinion delivered by Seller’s independent registered public accounting firm (which, for avoidance of doubt, shall not address the Q1 Financials, which shall not be audited) (the “Audit Opinion”) and a certification executed by the Treasurer, President or Vice President of Seller (the “Seller Financial Statement Certification”), which Seller Financial Statement Certification shall certify that such Financial Statements, as of the time of delivery and as of the Closing: (i) satisfy the

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

requirements set forth in the definition of “Financial Statements,” (ii) are Compliant, (iii) have been prepared from the books and records of Seller and the Divesting Entities, (iv) properly reflect the inventory balance in accordance with GAAP (including an appropriate inventory reserve in respect of excess and obsolete inventory) and (v) fairly present in all material respects the net assets to be sold of the Business as of the dates indicated in the Financial Statements and the related revenues and expenses of the Business for the periods indicated in the Financial Statements in accordance with GAAP, except that, with respect to clauses (iv) and (v) above, (A) the Financial Statements were prepared in connection with the sale of the Business and are not intended to be a complete presentation of the Business’ assets and liabilities or income statement in conformity with GAAP and (B) the Financial Statements have been derived from Seller’s historical accounting records and reflect significant allocations and management’s estimates of the costs of products and services provided to the Business by Seller and certain of Seller’s Affiliates and, accordingly, the Financial Statements do not necessarily represent the net assets and revenues and expenses of the Business had it been operated as a separate independent entity.  If, after Seller’s delivery to Purchaser of a Seller Financial Statement Certification and prior to the Closing, Seller becomes aware that any certification required to be contained in such Seller Financial Statement Certification is no longer true and correct, Seller shall deliver to Purchaser a written notice of rescission or revocation of such Seller Financial Statement Certification as promptly as practicable, but in any event, within [***] thereof.

(c)                                  Seller shall deliver to Purchaser the (i) unaudited Special Purpose Financial Statements (other than the Stub Period Financial Statements) as soon as practicable after the Closing Date, but in any event, within [***] following the Closing Date and (ii) the Stub Period Financial Statements as soon as practicable after the Closing Date, but in any event, by [***].  Such Special Purpose Financial Statements shall be unaudited but, except in the case of Stub Period Financial Statements, shall be reviewed by Seller’s independent registered public accounting firm (provided that no review report thereon shall be required) and shall be prepared according to a methodology consistent with the preparation of the Financial Statements.

(d)                                 Seller shall, and shall cause its Affiliates and each Divesting Entity to (i) [***]; and (iii) upon reasonable written notice, furnish or cause to be furnished to Purchaser, during normal business hours (without causing unreasonable disruption) (A) reasonable access to the operations and properties of Seller, its Affiliates and the Divesting Entities relating solely to the Business, the Purchased Assets or the Products (including properties, information, assets, books, records, agreements, documents, data, files and personnel) and (B) reasonable assistance and cooperation, in each case, as is necessary for any reasonable purpose in connection with the matters set forth in this Section 6.21(d), including accounting matters and financial reporting.  Purchaser shall promptly reimburse Seller its reasonable, customary and documented out-of-pocket costs and expenses with respect to Seller’s compliance with this Section 6.21(d).

(e)                                  For the avoidance of doubt and notwithstanding anything else to the contrary in this Agreement, Seller and its Affiliates shall have no obligation to provide or cause to be provided [***]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Section 6.22                             Financing.

(a)                                 Subject to the terms and conditions of this Agreement, Purchaser shall use, and shall cause its Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on or prior to the Closing, including (i) identifying and requesting from Seller any Required Information as promptly as practicable following the Effective Date, (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Financing Agreements”) on or prior to the Closing, (iii) consummating the Financing on or prior to the Closing; (iv) paying in a timely manner any commitment fees or other amounts that are or become due and payable under or with respect to the Financing or any of the Definitive Financing Agreements on or following the date of this Agreement but on or prior to the Closing, (v) fully enforcing the obligations of the parties to the Financing and the Definitive Financing Agreements and Purchaser’s rights under or with respect to the Financing and the Definitive Financing Agreements on or prior to the Closing, (vi) as promptly as practicable after the Effective Date, preparing materials for rating agency or investor presentations, bank information memoranda, offering memoranda and similar documents required in connection with the Financing and (vii) otherwise taking, or causing to be taken, all actions and to do, or causing to be done, all things reasonably necessary to arrange and obtain the Financing on or prior to the Closing.  Until the Closing, Purchaser shall give Seller prompt notice of (A) any material breach or default by any party to the Financing or the Definitive Financing Agreements of which Purchaser gains knowledge, (B) the receipt of any written communication with respect to any actual or potential material breach or default by any party to the Financing or the Definitive Financing Agreements or any termination of the Financing or the Definitive Financing Agreements or (C) any dispute or disagreement between or among the parties to any of the Financing or the Definitive Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded on the Closing Date.  Until the Closing, Purchaser shall keep Seller reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing.

(b)                                 Prior to the Closing Date, Seller shall (and shall cause its Affiliates to) use reasonable best efforts to provide to Purchaser all cooperation reasonably requested by Purchaser that is customary in connection with the arrangement of the Financing (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller), which reasonable best efforts shall include (i) furnishing, as promptly as reasonably practicable following the delivery of Purchaser’s request therefor to Seller (which notice shall state with specificity the information requested), with (A) such pertinent and customary information, to the extent reasonably available to Seller regarding the Business and the Purchased Assets, and any supplements thereto, as may be reasonably requested by Purchaser to consummate the Financing and (B) all financial statements (including the Financial Statements) or other customary data regarding the Products, Business and the Purchased Assets to be included in a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in (x) a customary (for high yield debt securities) “high yield road show” for an offering registered under the Securities Act

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(subject to customary exceptions for a Rule 144A offering involving high yield debt) or (y) an SEC registered “high yield” debt, equity-linked or equity securities offering (the information referred to in clauses (A) and (B) being referred to in this Agreement as the “Required Information”), in each case, with a certification executed by the Treasurer, President or Vice President of Seller (the “Seller Required Information Certification,” and with the Seller Financial Statement Certification, each, a “Seller Certification”) that such Required Information provided by Seller is Compliant; provided, that in no event shall the Required Information be deemed to include (1) pro forma financial statements or pro forma adjustments (however Seller will use reasonable best efforts to cooperate with Purchaser in its preparation of such materials), (2) risk factors specifically relating to all or any component of the Financing (however Seller will use reasonable best efforts to cooperate with Purchaser in its preparation of such materials), (3) subsidiary financial statements required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (4) Compensation Disclosure and Analysis required by Regulation S-K, (ii) promptly assisting with the preparation of materials for rating agency or investor presentations, bank information memoranda, and similar documents required in connection with the Financing, (iii) providing the financial statements, business and other financial data, and audit reports relating to the Business, the Purchased Assets and the Assumed Liabilities and such other pertinent written financial information relating to the Business, the Purchased Assets and the Assumed Liabilities required to be filed by Purchaser or any of its Affiliates with the SEC in connection with the Transactions, (iv) [***] (v) providing customary and reasonably available non-financial information related to the Business and the Products to Purchaser as may be reasonably requested by Purchaser and which is required by Purchaser based on advice of counsel for disclosure purposes in a preliminary prospectus, preliminary offering memorandum, preliminary private placement memorandum in connection with the Financing, (vi) causing appropriate Seller personnel to participate at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, rating agency and due diligence sessions and sessions with prospective lenders and investors, (vii) facilitating the pledge of collateral in connection with the Financing as may be reasonably requested by Purchaser, provided that any obligations undertaken by Seller in any executed agreement shall be effective no earlier than as of the Closing, (viii) providing at least three (3) Business Days prior to the expected Closing Date all documentation and other information about the Business and the Purchased Assets as is requested by Purchaser or any Financing Source for the Financing and required under applicable “know your customer” and anti-money-laundering rules and regulations including the USA PATRIOT Act to the extent requested by Purchaser in writing at least eight (8) Business Days prior to the expected Closing Date and (ix) using reasonable best efforts to cause accountants to consent to the use of their reports in any material relating to the Financing and to provide comfort letters in customary form in connection with the Financing.  Notwithstanding anything in this Section 6.22(b) or elsewhere in this Agreement to the contrary, in no event will Seller be required to make any commitment or agreement effective in connection with the Financing.  Purchaser shall promptly, upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants costs and expenses) incurred by Seller in connection with its cooperation contemplated by this Section 6.22 and, subject to Section 8.03 and Section 8.04, shall

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

indemnify and hold harmless Seller and its Representatives from and against all direct and actual Losses suffered or incurred by any of them in connection with the arrangement of the Financing, any action taken by them at the request of Purchaser pursuant to this Section 6.22(b) and any information used in connection therewith (except with respect to any information provided in writing by Seller specifically for use in connection therewith), except, in each case, insofar as such Losses (A) arose out of or resulted from the common law fraud, willful misconduct, bad faith, intentional misrepresentation or gross negligence of Seller or its Representatives, (B) directly resulted from the breach of any of the obligations of Seller or its Representatives under this Agreement or (C) that were agreed to in a settlement without the written consent of Purchaser (such consent not to be unreasonably withheld or delayed).  If, after Seller’s delivery of a Seller Required Information Certification to Purchaser and before the Closing, Seller becomes aware that any certification required to be contained in such Seller Required Information Certification is no longer true and correct, Seller shall deliver to Purchaser a written notice of rescission or revocation of such Seller Required Information Certification as promptly as practicable, but in any event, within three (3) Business Days thereof.  [***]

(c)                                  Notwithstanding anything contained in this Section 6.22 or in any other provision of this Agreement, in no event shall Purchaser be required (i) to amend or waive any of the terms or conditions hereof or (ii) to consummate the Closing any earlier than [***] after the final day of the Marketing Period.

Section 6.23                             Tax Matters.  Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes, in each case, relating to the ownership or use of the Purchased Assets.  Seller and Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.23.

Section 6.24                             Licenses and Additional Rights.  Effective as of the Closing, Seller hereby grants to Purchaser a perpetual, irrevocable, transferable, sublicensable, non-exclusive, paid-up, royalty-free right and license to use the Licensed Seller Know-How for the research, development, manufacture, packaging, importation, distribution, commercialization, marketing, use and sale of the Products and the Inventory in the United States and the use of the Purchased Assets in the United States.

Section 6.25                             Notice of Certain Events.  Seller shall promptly notify Purchaser of any of the following:

(a)                                 any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the failure to obtain such consent would, individually or in the aggregate, reasonably be expected to be materially adverse to the Business;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(b)                                 any written notice communication from any Governmental Authority in connection with the Transactions;

(c)                                  any Legal Proceeding commenced or, to the Knowledge of Seller, threatened in writing against, relating to or involving or otherwise affecting Seller, any Divesting Entity or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05 or that relate to the consummation of the Transactions;

(d)                                 any (i) debarment or proposed debarment under to 21 U.S.C. Section 335a(a) or 335a(b) or (ii) engagement in any conduct that would reasonably be expected to result in debarment or exclusion under 21 U.S.C. Section 335a(a) or 335a(b) or under 42 U.S.C. Section 1320a-7, or sanction by, suspension, debarment, exclusion or ineligibility to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs, in each case, of or by Seller, any Divesting Entity or, to the Knowledge of Seller, any director, officer, agent, or employee of Seller or any Divesting Entity; and

(e)                                  any damage or destruction by fire or other casualty of any material Purchased Asset or part thereof or a Material Loss;

provided, however, that the delivery of any notice pursuant to this Section 6.25 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

Section 6.26                             Confidentiality.  After the Closing Date, Seller shall keep confidential and not disclose to any third party or use, and shall cause its Affiliates, the Divesting Entities and Representatives to keep confidential and not disclose to any third party or use, the Confidential Information, except (a) as permitted by this Agreement, the Ancillary Agreements or the Post-Transfer Supply Agreement, (b) as necessary to perform this Agreement, the Ancillary Agreements and the Post-Transfer Supply Agreement, (c) as required by Law, (d) as necessary to defend, prosecute, arbitrate any indemnification claim or any litigation or dispute relating to this Agreement or (e) with respect to Confidential Information relating to the Business, the Purchased Assets or the Assumed Liabilities, as reasonably necessary to operate the Seller’s Business, provided that Seller shall not disclose such Confidential Information to a third party unless such third party is subject to a confidentiality obligation in favor of Seller no less restrictive than this Section 6.26.  Notwithstanding the foregoing, nothing in this Agreement shall restrict the parties hereto from disclosing Confidential Information to a Governmental Authority in connection with the Anti-Trust Filings.

Section 6.27                             Covenant Not to Sue.  Seller shall not, and Seller shall cause its Affiliates not to sue, bring claims or initiate other Legal Proceeding against Purchaser or any of its Affiliates and their respective Representatives, sublicensees and customers based on, or in connection with, the Infringement or misappropriation of any IP Rights owned or licensed by Seller, the Divesting Entities or their Affiliates as a result of Purchaser’s operation of the Business, Purchaser’s ownership and use of the Purchased Assets or Purchaser’s assumption of the Assumed Liabilities, in each case, in the same or substantially similar manner as conducted immediately prior to the Effective Date.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Section 6.28                             No Negotiation.  Between the Effective Date and the Closing Date, Seller shall not, and shall not permit any of its Affiliates or Representatives to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals, discuss or negotiate with, provide any information to, consider the merits of any inquires or proposals from any Person (other than Purchaser) to enter into any Contract or instrument relating to any transaction involving, in whole or in part, the Purchased Assets or that would otherwise compromise the ability of Seller or any Divesting Entity to consummate the Transactions.  Seller shall promptly advise Purchaser, orally and in writing, of any such inquiry or proposal received from a third party.  Seller agrees that the rights and remedies for noncompliance with this Section 6.28 shall include having such provision specifically enforced by a court having equity jurisdiction, it being acknowledged that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages will not provide an adequate remedy to Purchaser.

Section 6.29                             Material Loss.Seller shall use commercially reasonable efforts to cure any Material Loss prior to the Closing.

Section 6.30                             Cooperation in Litigation.

(a)                                 Subject to Section 6.26, [***] Seller and Purchaser shall, subject to the terms of this Section 6.30 cooperate with each other in the defense or prosecution of any Legal Proceedings, examination or audit instituted prior to the Closing or that may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Business prior to or after the Closing (other than Legal Proceedings between Seller and Purchaser or their respective Affiliates arising out of the Transactions, the Ancillary Agreements or the Post-Transfer Supply Agreement).  In connection therewith, and except as set forth in any Ancillary Agreement or the Post-Transfer Supply Agreement, from and after the Closing Date, each of Seller and Purchaser shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Purchased Assets, the Assumed Liabilities and the Retained Liabilities held by it and reasonably necessary to permit the defense or investigation of any such Legal Proceedings, examination or audit (other than Legal Proceedings between Seller and Purchaser or their respective Affiliates arising out of the Transactions, the Ancillary Agreements or the Post-Transfer Supply Agreement, with respect to which applicable rules of discovery shall apply), and shall preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules, provided that neither Seller nor Purchaser shall be obligated pursuant to this Section 6.30 to disclose any document or information, the disclosure of which would violate the terms of any binding confidentiality agreements the disclosing party is subject to.  [***]

(b)                                 [***]

(c)                                  [***]

Section 6.31                             License Assignment and Consent.  Simultaneous with the execution of this Agreement, Purchaser shall join the Assignment and Consent Agreement, dated as of January 13, 2015, by and between Grünenthal and Seller (the “Assignment Agreement”) by

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

executing a joinder agreement in the form of the joinder agreement attached as Exhibit A to the Assignment Agreement, upon which Purchaser shall become a party to the Assignment Agreement and shall be fully bound by, and subject to, all of the terms and conditions of the Assignment Agreement as though Purchaser was an original party thereto.

Section 6.32                             [***].

Section 6.33                             Post-Closing Transition.  No later than [***] following the Effective Date, a Transition Team shall be established by the Parties (the “Transition Team”) and shall be comprised of [***]  The Transition Team shall discuss, and to the extent necessary and mutually agreed by the Parties, meet in person, to develop and draft a Transition Plan that outlines and facilitates the processes and mechanisms for transferring the Products and the Purchased Assets from Seller to Purchaser on mutually agreeable terms and conditions consistent with the terms of this Agreement, including Section 6.09 (the “Transition Plan”).  The Parties agree to (a) formulate the Transition Plan within [***] following the date on which the Transition Team is established and (b) use commercially reasonable efforts to perform their respective obligations as set forth in the Transition Plan within the timelines set forth therein.  The Parties will discuss in good faith any changes to the Transition Plan that become required or advisable.  Except as otherwise set forth in the Transition Plan, the Ancillary Agreements or elsewhere in this Agreement, each Party shall be responsible for its respective costs and expenses incurred in performing the Transition Plan.  In connection with developing or implementing the Transition Plan, the Parties may elect to enter into additional agreements on mutually acceptable terms as the Parties deem reasonably necessary or advisable.

Section 6.34                             Seller Affiliates.  Seller shall cause all Controlled and non-Controlled Affiliates and the Divesting Entities to comply with the terms of, and to perform their respective obligations under, this Agreement.

ARTICLE VII
CLOSING CONDITIONS

Section 7.01                             Conditions Precedent to Purchaser’s Obligations on the Closing Date.  All of the obligations of Purchaser hereunder to consummate the Transactions are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Purchaser in writing):

(a)                                 The representations and warranties of Seller contained herein shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies of such representations and warranties (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Material Adverse Effect” set forth therein, but giving effect to any dollar threshold specified therein) that would not reasonably be expected to have a Material Adverse Effect; provided, that the Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on as and of the Closing Date.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(b)                                 Seller shall have performed and complied in all material respects with all of its covenants and agreements under this Agreement and the other Transaction Documents to be complied with and performed by Seller at or before the Closing.

(c)                                  Seller shall have delivered to Purchaser a certificate in the form attached hereto as Exhibit F, dated as of the Closing Date and executed by an authorized officer of Seller, to the effect that each of the conditions specified above in Section 7.01(a), Section 7.01(b) and Section 7.01(g) is satisfied in all respects (the “Seller’s Officer’s Certificate”).

(d)                                 Seller shall have delivered to Purchaser a certificate of a Secretary or an Assistant Secretary of Seller in the form attached hereto as Exhibit G enclosing a copy of (i) its certificate of incorporation certified by the Secretary of State of the State of Pennsylvania, (ii) its by-laws and (iii) if applicable, board of director resolutions authorizing Seller to enter into this Agreement and the other Transaction Documents and to consummate the Transactions (the “Seller’s Secretary’s Certificate”).

(e)                                  No Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of any of the Transactions (each, a “Closing Legal Impediment”) shall be in effect; provided, however, that Purchaser shall have taken all action and used the efforts required by Section 6.05 to prevent the occurrence or entry of any such Closing Legal Impediment and to remove or appeal as promptly as possible any such Closing Legal Impediment.

(f)                                   The waiting periods, clearances and approvals required under the anti-trust filings as specified on Schedule 7.01(f) (the “Anti-Trust Filings”) shall have expired or been obtained.

(g)                                  Since the Effective Date, there shall have been no events or occurrences that have resulted in a Material Adverse Effect.

(h)                                 Seller shall have signed and delivered, or caused one or more of its Affiliates, to sign and deliver the Ancillary Agreements and the documents set forth on Exhibit A.

(i)                                     Since the Effective Date, there shall have been no uncured Material Loss.

(j)                                    Seller shall have delivered to Purchaser the Financial Statements (including, if applicable, the Q1 Financials), the Audit Opinion and the Seller Certifications, which such Seller Certifications shall not have been rescinded or revoked (or be required to be rescinded or revoked pursuant to Section 6.21(b) or Section 6.22(b)).

(k)                                 The Financing shall (i) have been consummated and the proceeds of the Financing shall be available to fulfill Purchaser’s obligations under this Agreement with respect to the Purchase Price or (ii) be available to be consummated substantially contemporaneously with the Closing.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(l)                                     The actions set forth in Section 3.01(b) shall have been completed.

Section 7.02                             Conditions Precedent to Seller’s Obligations on the Closing Date.  All of the obligations of Seller hereunder to consummate the Transactions are subject to the fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

(a)                                 The representations and warranties of Purchaser contained herein shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies of such representations and warranties (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Purchaser Material Adverse Effect” set forth therein, but giving effect to any dollar threshold specified therein) that would not reasonably be expected to have a Purchaser Material Adverse Effect; provided, that the Fundamental Representations made by Purchaser shall be true and correct in all respects as of the Closing Date as though made on as and of the Closing Date.

(b)                                 Purchaser shall have performed and complied in all material respects with all of its covenants and agreements under this Agreement and the other Transaction Documents to be complied with and performed by Purchaser at or before the Closing.

(c)                                  Purchaser shall have delivered to Seller a certificate in the form attached hereto as Exhibit H dated as of the Closing Date and executed by an authorized officer of Purchaser to the effect that each of the conditions specified above in Section 7.02(a) and Section 7.02(b) is satisfied in all respects (the “Purchaser’s Officer’s Certificate”).

(d)                                 Purchaser shall have delivered to Seller a certificate of a Secretary or an Assistant Secretary of Purchaser in the form attached hereto as Exhibit I enclosing a copy of (i) its articles of incorporation certified by the Secretary of State of the State of California, (ii) its by-laws and (iii) board of director resolutions authorizing Purchaser to enter into this Agreement and the other Transaction Documents and to consummate the Transactions (the “Purchaser’s Secretary’s Certificate”).

(e)                                  No Closing Legal Impediment shall be in effect; provided, however, that Seller shall have used its commercially reasonable efforts (as required by Section 6.05) to prevent the occurrence or entry of any such Closing Legal Impediment and to remove or appeal as promptly as possible any such Closing Legal Impediment.

(f)                                   The waiting periods and approvals required under the Anti-Trust Filings as specified on Schedule 7.01(f) shall have expired or been obtained.

(g)                                  Purchaser shall have signed and delivered, or caused one or more of its Affiliates to sign and deliver, the Ancillary Agreements and the document set forth on Exhibit B.

(h)                                 The actions set forth in Section 3.01(c)(ii) shall have been completed.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ARTICLE VIII
INDEMNIFICATION

Section 8.01                             Indemnification by Seller.

(a)                                 Subject to the provisions of this Article VIII, Seller agrees to, from and after the Closing, defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, representatives, employees, successors and assigns (collectively, the “Purchaser Indemnitees”), from and against any and all Losses to the extent arising from or relating to (i) any Retained Liability; (ii) any Excluded Asset; (iii) any breach by Seller of any of its covenants or agreements contained in this Agreement or any instruments of assignment delivered on or prior to Closing in accordance therewith; or (iv) any breach of any warranty or representation of Seller contained in this Agreement or in any certificate delivered by Seller pursuant to Section 7.01 (other than a Seller Required Information Certification).

(b)                                 Purchaser shall take, and shall cause the other Purchaser Indemnitees to take, commercially reasonable actions to mitigate any Loss (including using commercially reasonable efforts to make claims under applicable insurance policies) that a Purchaser Indemnitee asserts under this Article VIII upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, provided that the foregoing shall not be deemed to limit the ability of Purchaser and the other Purchaser Indemnitees to incur reasonable costs and expenses in connection therewith.

Section 8.02                             Indemnification by Purchaser.

(a)                                 In addition to the indemnity provided by the third sentence of Section 6.22(b), subject to the provisions of this Article VIII, Purchaser agrees to, from and after the Closing, defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, their respective directors, officers, agents, representatives, employees, successors and assigns (collectively, the “Seller Indemnitees”), from and against any and all Losses to the extent arising from or relating to (i) any Assumed Liability; (ii) any breach by Purchaser of any of its covenants or agreements contained in this Agreement or any instruments of assumption delivered on or prior to Closing in accordance therewith; (iii) any breach of any warranty or representation of Purchaser contained in this Agreement or in any certificate delivered by Purchaser pursuant to Section 7.02 or (iv) the use of any Seller Names by Purchaser or any of Purchaser’s Affiliates (or any third party acting on behalf of Purchaser or any of Purchaser’s Affiliates) under Section 6.10.

(b)                                 Seller shall take, and shall cause the other Seller Indemnitees to take, commercially reasonable actions to mitigate any Loss (including using commercially reasonable efforts to make claims under any applicable insurance policies) that a Seller Indemnitee asserts under this Article VIII upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, provided that the foregoing shall not be deemed to limit the ability of Seller and the other Seller Indemnitees to incur reasonable costs and expenses in connection therewith.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Section 8.03                             Notice of Claims.  Any Purchaser Indemnitee or Seller Indemnitee claiming that it has suffered or incurred any Loss for which it may be entitled to indemnification under this Article VIII or the third sentence of Section 6.22(b) (the “Indemnified Party”) shall give prompt written notice to the Party from whom indemnification is sought (the “Indemnifying Party”) of the matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification under this Article VIII or the third sentence of Section 6.22(b) (each, a “Claim”) may be based.  Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available with respect to such Claim, including a description of the Losses suffered or incurred by the Indemnified Party, the amount or estimated amount of such Losses (if known or reasonably capable of estimation) and the method of computation of such Losses, and a reference to the provisions of this Agreement in respect of which such Loss shall have occurred.  If any Claim is based on any action, claim, suit or proceeding (in equity or at law) instituted by a third party with respect to which the Indemnified Party intends to claim any Loss under this Article VIII (a “Third Party Claim”), the Indemnified Party shall promptly notify (the “Third Party Claim Notice”), in writing, the Indemnifying Party of such Third Party Claim and offer to tender to the Indemnifying Party the defense of such Third Party Claim.  A failure by the Indemnified Party to give written notice of and to offer to tender the defense of any Third Party Claim in a timely manner pursuant to this Section 8.03 shall not limit the obligation of the Indemnifying Party under this Article VIII, except (a) to the extent such Indemnifying Party is actually prejudiced thereby or (b) as provided in Section 8.05.

Section 8.04                             Third Party Claims.

(a)                                 The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Third Party Claim Notice from the Indemnified Party with respect to a Third Party Claim, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, of such Third Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of such Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third Party Claim relates to or arises in connection with any criminal Legal Proceeding, (ii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (iii) such Third Party Claim seeks monetary damages and the sum of the amount of the monetary damages is greater than twice the maximum amount from which the Indemnifying Party is required to indemnify the Indemnified Party under this Agreement, (iv) the Indemnified Party reasonably concludes, based on the advice of counsel, that there is an irreconcilable conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of such defense or (v) after assuming control of such defense, the Indemnifying Party withdraws from such defense or fails to diligently pursue and maintain such defense.

(b)                                 If the Indemnifying Party is controlling the defense of a Third Party Claim, the Indemnifying Party may compromise or settle such Third Party Claim; provided, however, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

withheld, consent to or enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable third party of the Indemnified Party.  No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(c)                                  Subject to Section 8.04(a), the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third Party Claim through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party.  If the Indemnifying Party elects not to, or is not permitted to pursuant to Section 8.04(a), control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(d)                                 The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

(e)                                  Purchaser and Seller agree to cooperate and to cause their Affiliates to cooperate with each other to the extent reasonably required after the Closing Date in connection with any claims conducted by a Taxing Authority relating to any Taxes with respect to or in relation to any Purchased Asset for any Tax period ending on or before the Closing Date or, in the case of any Tax period that includes, but does not end on, the Closing Date, the portion of such period ending on the Closing Date (each a “Tax Contest”).  Promptly after Purchaser or any of its Affiliates receives notice of any Tax Contest, Purchaser shall notify Seller in writing (which notice shall include copies of any material notices, correspondence and any other documents received by Purchaser or its Affiliates with respect to such Tax Contest) of the Tax Contest; provided, that the failure to provide such notice shall not affect Purchaser’s rights under this Article VIII except to the extent that Seller has been materially prejudiced by such failure.  Notwithstanding anything to the contrary, if the Tax Contest relates solely to (i) Seller’s Tax Liability or rights to any refunds (or the liability or rights of Seller) or (ii) a Tax for which Seller could have an indemnification obligation under this Agreement, Seller shall have the sole right to conduct, control, defend, settle or compromise the defense of the Tax Contest at its own expense, whether the Tax Contest began before or after the Closing Date; and Purchaser shall provide Seller with all necessary powers of attorney and other necessary documents and assistance to allow Seller to effectively conduct and control such defense; provided, however, that in the case of any Claims conducted by a Taxing Authority against Purchaser that is a Tax Contest, Purchaser shall have the right to control the defense against such Claim except that Seller shall have the right to participate in such

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

defense and Purchaser shall not settle or resolve such Claim without the consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.05                             Expiration.  If the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate delivered in accordance herewith shall survive the Closing.  Notwithstanding the foregoing, all representations, warranties, covenants and agreements made herein or in any certificate delivered in accordance herewith, and all indemnification obligations under Section 8.01(a)(iii), Section 8.01(a)(iv), Section 8.02(a)(ii) and Section 8.02(a)(iii) with respect to any such representations, warranties, covenants or agreements shall (a) in the case of such representations and warranties other than the Fundamental Representations, terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, the date that is [***] after the Closing Date, (b) in the case of the Fundamental Representations, terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, the date that is [***] after the Closing Date, or (c) in the case of any covenants or agreements, survive indefinitely or for such shorter period of time specified therein, in each case, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 8.03.

Section 8.06                             Certain Limitations.  Notwithstanding the other provisions of this Article VIII, neither Seller nor Purchaser shall have any indemnification obligations for Losses under Section 8.01(a)(iv) or Section 8.02(a)(iii), as applicable, (a) for any individual item where the Loss relating thereto is less than [***] (the “De Minimis Amount”) and (b) in respect of each individual item where the Loss relating thereto is equal to or greater than the De Minimis Amount, unless the aggregate amount of all such Losses exceeds [***] (the “Threshold Amount”), in which event Seller shall be required to pay the amount of such Losses that exceeds [***] but only to a maximum amount equal to [***] (the “Cap”); provided, however, that the De Minimis Amount, the Threshold Amount and the Cap shall not apply to any Losses arising or resulting from any breach of any Fundamental Representation; provided, further, however, that the maximum amount of Losses for which Seller or Purchaser, as applicable, shall be liable for under Section 8.01(a)(iii), 8.02(a)(ii) or for any breach of any Fundamental Representation shall in no event exceed the Purchase Price.  For purposes of determining the amount of any Loss (but not for determining the existence of any breach, misrepresentation or inaccuracy with respect to any representation or warranty of Seller), any qualification as to materiality or Material Adverse Effect set forth in any such representation or warranty shall be disregarded.  If Purchaser elects to Close after receiving written notice from Seller of an uncured Material Loss, Purchaser shall not be permitted to make a Claim (under this Article VIII or otherwise) with respect to such uncured Material Loss.

Section 8.07                             Sole Remedy/Waiver.  Except as set forth in the third sentence of Section 6.22(b), the penultimate sentence of this Section 8.07 and in Section 10.15, this Article VIII provides the sole recourse and exclusive means from and after the Closing by which a Party may assert and remedy any Losses arising under or with respect to this Agreement or any certificate or instrument of transfer, assignment or assumption delivered under this Agreement, and Section 10.11 provides the exclusive means by which a Party may bring actions against the

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

other Party under or with respect to this Agreement or any certificate or instrument of transfer, assignment or assumption delivered under this Agreement.  Notwithstanding the foregoing, nothing herein shall limit the liability of any Party hereto for intentional or willful misrepresentation of material facts which constitutes common law fraud under applicable Laws.  With respect to any Losses arising under or with respect to this Agreement or any certificate or instrument of transfer, assignment or assumption delivered under this Agreement, each Party agrees that it shall only seek such Losses from the other Party, and each Party hereby waives the right to seek Losses from or equitable remedies, such as injunctive relief, against any Affiliate of the other Party or any director, officer or employee of the other Party (or any of its Affiliates).

Section 8.08                             Indemnity Payments.  In the event that either Party agrees to, or is determined to have an obligation to, reimburse the other Party for Losses as provided in this Article VIII, the Indemnifying Party shall promptly pay such amount to the Indemnified Party in U.S. Dollars via wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party.

Section 8.09                             Calculation of Damages.  Except as otherwise provided in this Article VIII, in any case where the Indemnified Party subsequently recovers from its insurance provider(s) any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article VIII (which, for the avoidance of doubt, shall not include an amount recovered as a Tax benefit), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

Section 8.10                             Tax Treatment of Indemnity Payments.  Any indemnity payment under this Agreement shall be treated as an adjustment to the purchase price for Tax purposes unless otherwise required by applicable Law.

Section 8.11                             No Consequential Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE OR ANY BREACH OF SECTION 6.15 OR SECTION 6.26, NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS DAMAGES OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF ANY LOSS DIRECTLY INCURRED OR SUFFERED FROM THIRD PARTY CLAIMS.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ARTICLE IX
TERMINATION

Section 9.01                             Termination.

(a)                                 Mutual Termination.  This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Purchaser and Seller.

(b)                                 Termination by Purchaser.

(i)                                     This Agreement may be terminated by Purchaser at any time prior to the Closing, if (A) Seller shall have failed to comply, in any material respect, with any of Seller’s covenants or agreements contained in this Agreement or (B) any one or more of the representations or warranties of Seller contained in this Agreement shall prove to have been inaccurate in any material respect when made and, in the case of clauses (A) and (B) above, such failure or inaccuracy would give rise to the failure of a condition set forth in Section 7.01 to be satisfied, and Purchaser shall have given Seller a reasonable opportunity to cure (if capable of being cured prior to the Closing) any such failure or inaccuracy to so comply before the Closing.

(ii)                                  This Agreement may be terminated by Purchaser if the Closing shall not have occurred on or before the Outside Date; provided, however, that Purchaser may terminate this Agreement pursuant to this Section 9.01(b)(ii) only if at the time of termination (A) Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, (B) Purchaser has satisfied those conditions set forth in Section 7.02 required to be satisfied by it (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) and (C) Seller shall have failed to validly exercise its right to terminate this Agreement under Section 9.01(c)(iii).

(iii)                               This Agreement may be terminated by Purchaser at any time prior to the Closing, if a final, non-appealable Closing Legal Impediment shall be in effect; provided, that Purchaser may not rely upon this Section 9.01(b)(iii) to terminate this Agreement if Purchaser shall have failed to use reasonable best efforts to prevent the occurrence of any such Closing Legal Impediment or to remove or appeal as promptly as practicable any such Closing Legal Impediment.

(iv)                              This Agreement may be terminated by Purchaser at any time prior to the Closing if (A) Seller has not delivered the Financial Statements (excluding the Q1 Financials), the Seller Financial Statement Certification and the Audit Opinion to Purchaser by March 31, 2015 or (B) the Financial Statements as delivered by Seller do not reflect [***]

(c)                                  Termination by Seller.

(i)                                     This Agreement may be terminated by Seller at any time prior to the Closing, if (A) Purchaser shall have failed to comply, in any material respect,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

with any of Purchaser’s covenants or agreements contained in this Agreement or (B) any one or more of the representations or warranties of Purchaser contained in this Agreement shall prove to have been inaccurate in any material respect when made and, in the case of clauses (A) and (B), such failure or inaccuracy would give rise to the failure of a condition set forth in Section 7.02 to be satisfied, and Seller shall have given Purchaser a reasonable opportunity to cure (if capable of being cured prior to the Closing) any such failure or inaccuracy to so comply before the Closing.

(ii)                                  This Agreement may be terminated by Seller if the Closing shall not have occurred on or before the Outside Date; provided, however, that Seller may terminate this Agreement pursuant to this Section 9.01(c)(ii) only if at the time of termination (A) Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (B) Seller has satisfied those conditions set forth in Section 7.01 required to be satisfied by Seller (other than those conditions that by their terms are to be satisfied by actions taken at the Closing).

(iii)                               This Agreement may be terminated by Seller if (i) all of the conditions set forth in Section 7.01 (other than in Section 7.01(k)) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Seller shall have materially complied with its covenants in Section 6.22(b), but Purchaser shall not have received the proceeds of the Financing, (iii) Purchaser shall have failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 3.01 and, in the event such failure occurs more than five (5) Business Days prior to the Outside Date, such failure shall not have been cured within five (5) days after written notice thereof has been given by Seller to Purchaser, (iv) at the time of termination, Seller is not in material breach of any representations, warranties, covenants or agreements contained in this Agreement or in any Seller Certification (other than Seller Certifications that have been revoked or rescinded and been replaced with updated Seller Certifications) and (v) Seller is ready, willing and able to consummate the Closing.

(iv)                              This Agreement may be terminated by Seller at any time prior to the Closing, if a final, non-appealable Closing Legal Impediment shall be in effect; provided, that Seller may not rely upon this Section 9.01(c)(iv) to terminate this Agreement if Seller shall have failed to use reasonable best efforts to prevent the occurrence of any such Closing Legal Impediment or to remove or appeal as promptly as practicable any such Closing Legal Impediment.

Section 9.02                             Effect of Termination.

(a)                                 In the event of the termination of this Agreement in accordance with Section 9.01, and with the exception of this Section 9.02, Section 6.04, Section 6.26 and Article X, this Agreement shall become void and have no effect and neither Party shall have any liability to the other Party or to such other Party’s Affiliates or Representatives

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

in respect of this Agreement except, for the avoidance of doubt, for the obligations of the Parties contained in this Section 9.02, Section 6.04, Section 6.26 and in Article X; provided, however, that nothing herein shall limit the liability of any Party hereto for intentional or willful misrepresentation of material facts which constitutes common law fraud under applicable Laws or for any willful breach whereby the breaching Party both intended to take or fail to take the action giving rise to the breach and had knowledge that such action or inaction would constitute a breach of this Agreement.

(b)                                 Notwithstanding any provision of this Agreement or any of the Ancillary Agreements to the contrary, in the event of any termination of this Agreement by either Party for any reason other than termination by Seller pursuant to Section 9.01(c)(iii), (i) Purchaser, no later than five (5) Business Days after such termination, shall send a written instruction to the Escrow Agent certifying that (A) Purchaser has received a written notice from Seller terminating (or purporting to terminate) this Agreement other than pursuant to Section 9.01(c)(iii) or (B) this Agreement has been validly terminated by Purchaser in accordance with Section 9.01(b), and directing the Escrow Agent to deliver the Escrow Amount (less the amount of the Reverse Termination Fee) to Purchaser, (ii) Purchaser and Seller shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to deliver the amount of the Reverse Termination Fee to Purchaser in accordance with the Escrow Agreement and (iii) under no circumstances shall Seller or any of its Affiliates, or their respective creditors, have any interest in, claim to or right to (including any right to set off any amount against) the Escrow Amount (or any portion thereof, including the amount of the Reverse Termination Fee).  Neither Purchaser nor Seller shall (and each of Purchaser and Seller shall cause its respective Affiliates not to) deliver any conflicting, contrary or other instructions (whether written or oral) objecting to or in any way related to the instructions to the Escrow Agent contemplated in this Section 9.02(b) or Section 9.02(c) or the related transfer or distribution of the Escrow Amount pursuant to the Escrow Agreement.

(c)                                  In the event that Seller exercises its right to terminate this Agreement pursuant to Section 9.01(c)(iii), no later than [***] after notice of such termination, (i) Purchaser shall send a written instruction to the Escrow Agent directing the Escrow Agent to deliver the Escrow Amount (less the amount of the Reverse Termination Fee) to Purchaser and (ii) Purchaser and Seller shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to deliver to Seller from the Escrow Amount an amount equal to Seventy Three Million Five Hundred Thousand U.S. Dollars ($73,500,000) (the “Reverse Termination Fee”) (it being understood that in no event shall Seller be entitled to receive the Reverse Termination Fee on more than one (1) occasion or at all if Purchaser consummates the Transactions).  Each of the Parties acknowledges and agrees that (A) the agreements contained in this Section 9.02(c) are an integral part of the Transactions and that, without these agreements, Seller would not enter into this Agreement and (B) the payment by Purchaser of the Reverse Termination Fee is not a penalty.  If Purchaser fails to promptly pay the Reverse Termination Fee when due, and in order to obtain such payment, Seller commences a Legal Proceeding against Purchaser for payment of the Reverse Termination Fee, Purchaser shall reimburse Seller for any reasonable, customary and documented out-of-pocket legal and other third party fees and expenses incurred by Seller in connection with such Legal Proceeding (the “Additional

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Expenses”) within thirty (30) days of a final non-appealable judgment in such Legal Proceeding that Purchaser is required to pay the Reverse Termination Fee to Seller.

(d)                                 Notwithstanding anything to the contrary in this Agreement or otherwise, if Purchaser fails to effect the Closing due to its inability to satisfy the condition set forth in Section 7.01(k), the sole and exclusive remedy in connection with termination under Section 9.01(c)(iii) of Seller against Purchaser or any Financing Source in respect of this Agreement shall be to terminate this Agreement in accordance with Section 9.01(c)(iii) and collect the Reverse Termination Fee (and, if applicable, the Additional Expenses), and upon payment of such amount by Purchaser, (i) Purchaser shall have no further liability or obligation to Seller (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement and (ii) Seller shall not be entitled to bring or maintain any claim, action or proceeding against Purchaser or any Financing Source arising out of or in connection with this Agreement (or the abandonment or termination thereof).  For the avoidance of doubt, no Financing Source will have any liability to Seller or its Affiliates relating to or arising out of this Agreement or the Financing or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise.

(e)                                  In the event this Agreement shall be terminated in accordance with Section 9.01 (other than pursuant to Section 9.01(c)(iii)) and, at such time, a Party is in material breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other Party may have hereunder.

ARTICLE X
MISCELLANEOUS

Section 10.01                      Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national overnight courier service, or sent by facsimile (provided that notice by facsimile is promptly confirmed by telephone confirmation thereof and receipt is confirmed by the sending facsimile machine), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

to Seller and any Divesting Entity:

Janssen Pharmaceuticals, Inc.

c/o Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attention: Assistant General Counsel, Corporate Legal Department

Telephone:                                   (732) 524-3644

Facsimile:                                         (732) 524-5334

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Attn:                                                                    Assistant General Counsel

Corporate Legal Department

with copies to:

Johnson & Johnson
Office of General Counsel

One Johnson & Johnson Plaza

New Brunswick, NJ 08933
Telephone:                                   (732) 524-2448

Facsimile:                                         (732) 524-5304

Attn:                                                                    General Counsel

and:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600
Telephone:                                   (617) 951-7319

Facsimile:                                         (617) 235-0223

Attn:                                                                    Steven A. Wilcox

to Purchaser:

Depomed, Inc.

7999 Gateway Blvd

Suite 300

Newark, CA 94560

Telephone:                                   (510) 744-8000

Facsimile:                                         (510) 744-8001

Attn:                                                                    General Counsel

with a copy to:

Baker Botts L.L.P.

1001 Page Mill Road

Building One, Suite 200

Palo Alto, CA 94304
Telephone:                                   (650) 739-7555

Facsimile:                                         (650) 739-7655

Attn:                                                                    John W. Martin
                                                                                                Brian D. Lee

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

All notices and other communications under this Agreement shall be deemed to have been received (a) when delivered by hand, if personally delivered; (b) one (1) Business Day after being sent, if delivered to a national overnight courier service; or (c) when sent, if sent by facsimile, with a telephonic acknowledgment of sending and confirmation of receipt by the sending facsimile machine.

Section 10.02                      Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Seller and (b) in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.03                      Assignment.  Neither Party may assign any of its rights or obligations under this Agreement, without the prior written consent of the other Party, except that (a) Seller may, without such consent, assign its rights or obligations to an Affiliate, (b) Purchaser may, without such consent, assign this Agreement and its rights or obligations under this Agreement, in whole or in part, (i) to one or more of its Affiliates, (ii) in connection with any transaction the primary purpose of which is to change the domicile of Purchaser, (iii) after the Closing (or the termination of this Agreement), in connection with a sale, merger, consolidation, change of control or similar transaction of Purchaser, whether by sale of stock, merger, sale of all or substantially all of Purchaser’s assets, operation of Law or otherwise, or (iv) to any lender of Purchaser or purchaser of securities used to finance the Transactions as collateral security to secure the obligations of any indebtedness of Purchaser and (c) Purchaser may assign this Agreement and its rights or obligations under this Agreement, in whole or in part, with the prior written consent of Seller (which such consent shall not be unreasonably withheld, conditioned or delayed), on or after [***] to a third party at least as creditworthy as Purchaser, in connection with the transfer or sale of all or substantially all of the Purchased Assets or the Business, whether by sale of stock, merger, sale of assets, operation of Law or otherwise; provided, however, that no such assignment by either Party shall relieve such Party of any of its obligations hereunder.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment in violation of this Section 10.03 shall be null and void.

Section 10.04                      Entire Agreement.  This Agreement, together with the Exhibits and Schedules expressly contemplated hereby and attached hereto (which are hereby incorporated by reference), and the other agreements and certificates delivered in connection herewith (including the other Transaction Documents and the Confidentiality Agreement), contains the entire agreement between the Parties with respect to the Transactions and supersedes all prior agreements or understandings between the Parties.  Other than the Confidentiality Agreement, the Transaction Documents are intended to define the full extent of the legally enforceable agreements, covenants, undertakings, representations and warranties of the Parties, and no promise, representation or warranty, written or oral, which is not set forth explicitly in such agreements is intended by either Party to be legally binding.  Each of the Parties acknowledges that, in deciding to enter into this Agreement and the other Transaction Documents and to consummate the Transactions, none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Section 10.05                      Fulfillment of Obligations.  Any obligation of a Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.06                      Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller, the Divesting Entities and the Indemnified Parties, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.  The Financing Sources are intended third-party beneficiaries of, and may enforce, the provisions of Section 9.02(d), this Section 10.06 and Section 10.10(c).

Section 10.07                      Reserved.

Section 10.08                      Expenses.  The fee owed to the Escrow Agent in accordance with the Escrow Agreement shall be borne by Purchaser.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all other costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such expenses.

Section 10.09                      Schedules.  The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for the purposes of the Section or subSection of this Agreement to which it corresponds in number and each other Section and subSection of this Agreement to the extent such disclosure is reasonably apparent on the face thereof to be relevant to such other Section or subSection.  The disclosure of any matter in any Schedule to this Agreement shall expressly not be deemed to constitute an admission by any Party, or to otherwise imply, that any such matter is material for the purposes of this Agreement, could reasonably be expected to have a Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable, or is required to be disclosed under this Agreement.

Section 10.10                      Governing Law; Jurisdiction; No Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law, principles or rules of such state, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

(b)                                 The Parties consent to the exclusive jurisdiction of the Federal and State courts located in the State of New York for the resolution of all disputes or controversies between the Parties which, pursuant to applicable Law, are not subject to the provisions of Section 10.11.  Each of the Parties (i) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement or the Transactions; (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED AGREEMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(c)                                  Notwithstanding anything herein to the contrary, each Party acknowledges and irrevocably agrees that with respect to any Covered Action, such Party agrees and shall take (or refrain from taking) such actions as necessary to procure that (i) any Covered Action shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan in the county of New York, and any appellate court thereof, (ii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 10.01 shall be effective service of process against it for any Covered Action, (iii) to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any Covered Action, and (iv) that a final judgment in any Covered Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by applicable Law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY COVERED ACTION.

Section 10.11                      Dispute Resolution.  The Parties recognize that a dispute may arise relating to this Agreement (“Dispute”).  Other than with respect to Third Party Claims, any Dispute, including Disputes that may involve any Affiliates of a Party, shall be resolved in accordance with this Section 10.11.

(a)                                 Mediation.

(i)                                     The Parties shall first attempt in good faith to resolve any Dispute by confidential mediation in accordance with the then current Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR Mediation Procedure”) (www.cpradr.org) before initiating arbitration.  The CPR Mediation Procedure shall control, except where it conflicts with these provisions, in which case these provisions control.  The mediator shall be chosen pursuant to CPR Mediation Procedure.  The mediation shall be held in New York, New York.

(ii)                                  Either Party may initiate mediation by written notice to the other Party of the existence of a Dispute.  The Parties agree to select a mediator within twenty (20) days of the notice and the mediation will begin promptly after the selection.  The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each Party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation.  In no event, however, shall mediation continue more than sixty (60)

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

days from the initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period.

(iii)                               Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until twenty (20) days after the conclusion of the mediation.

(b)                                 Arbitration.

(i)                                     If the Parties fail to resolve the Dispute in mediation, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either Party for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control.  The arbitration will be held in New York, New York. All aspects of the arbitration shall be treated as confidential.

(ii)                                  The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties.  Each arbitrator shall be a lawyer with at least fifteen (15) years’ experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction.  To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

(iii)                               The arbitration tribunal shall consist of three (3) arbitrators, of whom each Party shall designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4.  The chair will be chosen in accordance with CPR Rule 6.4.  If, however, the aggregate award sought by the Parties is less than [***] and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the CPR Rules.  Candidates for the arbitrator position(s) may be interviewed by Representatives of the Parties in advance of their selection, provided that all Parties are represented.

(iv)                              The Parties agree to select the arbitrator(s) within forty-five (45) days of initiation of the arbitration.  The hearing will be concluded within nine (9) months after selection of the arbitrator(s) and the award will be rendered within sixty (60) days of the conclusion of the hearing, or of any post-hearing briefing, which briefing will be completed by both sides within forty-five (45) days after the conclusion of the hearing.  In the event the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

(v)                                 The hearing will be concluded in ten (10) hearing days or less.  Multiple hearing days will be scheduled consecutively to the greatest extent possible.  A transcript of the testimony adduced at the hearing shall be made and shall be made available to each Party.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(vi)                              The arbitrator(s) shall be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“Protocol”).  The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol.  If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery within the Protocol, understanding that the Parties contemplate reasonable discovery.

(vii)                           The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law.  The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

(viii)                        The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

(ix)                              The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based.  The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

(x)                                 Notwithstanding any provision to the contrary contained in this Agreement, each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin or other equitable relief to avoid irreparable harm, maintain the status quo, preserve its status and priority as a creditor or preserve the subject matter of the Dispute.  Rule 14 of the CPR Rules does not apply to this Agreement.

Section 10.12                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.  This Agreement, following its execution, may be delivered via telecopier machine or other form of electronic delivery, which shall constitute delivery of an execution original for all purposes.

Section 10.13                      Headings.  The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Section 10.14                      Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.15                      Specific Performance.  The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof or thereof and that the Parties may be entitled to seek a temporary injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof or thereof in any court specified in Section 10.10(b), or to seek a permanent injunction from the arbitrators in addition to any other remedy to which they are entitled at law or in equity.

[remainder of page intentionally blank]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

IN WITNESS WHEREOF, the Parties have executed or caused this Asset Purchase Agreement to be executed as of the Effective Date.

JANSSEN PHARMACEUTICALS, INC.

By:	/s/ Michael Grissinger
Name: Michael Grissinger
Title: Authorized Signatory

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused this Asset Purchase Agreement to be executed as of the Effective Date.

DEPOMED, INC.

By:	/s/ James A. Schoeneck
Name: James A. Schoeneck
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

SELLER CLOSING DELIVERABLES

(a)                                 A receipt for payment of the Purchase Price at Closing;

(b)                                 A good standing certificate for Seller;

(c)                                  Seller’s Officer’s Certificate;

(d)                                 Seller’s Secretary’s Certificate;

(e)                                  An executed bill of sale in the form attached hereto as Exhibit J (the “Bill of Sale”), dated as of the Closing Date;

(f)                                   An executed instrument of assignment and assumption in the form attached hereto as Exhibit K (the “Assignment and Assumption”) dated as of the Closing Date;

(g)                                  Executed trademark and domain name assignments in the forms attached hereto as Exhibit L (with assignments in recordable form to be delivered after the Closing) (the “IP Assignments”), dated as of the Closing Date;

(h)                                 The Seller FDA Transfer Letters, dated as of the Closing Date; and

(i)                                     The Assignment Agreement, executed by Grünenthal and Seller.

Exhibit B

PURCHASER CLOSING DELIVERABLES

(a)                                 The Purchase Price;

(b)                                 A good standing certificate for Purchaser;

(c)                                  Purchaser’s Officer Certificate;

(d)                                 Purchaser’s Secretary Certificate;

(e)                                  The executed Bill of Sale, dated as of the Closing Date;

(f)                                   The executed Assignment and Assumption, dated as of the Closing Date;

(g)                                  The executed IP Assignments, dated as of the Closing Date;

(h)                                 The Purchaser FDA Transfer Letters, dated as of the Closing Date; and

(i)                                     Executed exemption certificates identified by Seller prior to the Closing.